Exhibit 10.25

Execution Version

QUEST RESOURCE MANAGEMENT GROUP, LLC

LOAN, SECURITY AND GUARANTY AGREEMENT

Dated: February 24, 2017

$22,000,000

CITIZENS BANK, NATIONAL ASSOCIATION,

Individually and as Administrative Agent and Collateral Agent

for any Lender which is or becomes a party hereto

Citizens Bank, National Association, as Sole Arranger and Sole Bookrunner

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit 2.1	Form of Revolving Credit Note
Exhibit 2.3	Form of Term Loan Note
Exhibit 3.11	Form of U.S. Tax Compliance Certificate
Exhibit 9.1.3	Form of Compliance Certificate
Exhibit 9.1.4	Form of Borrowing Base Certificate
Exhibit 13.5	Form of Assignment and Acceptance
Exhibit 13.17	Form of Release Form – Corporate Name/Logo Reuse

Schedule 6.1	Commercial Tort Claims
Schedule 7.1.1	Business Locations
Schedule 8.1.1	Jurisdictions in which any Borrower is Authorized to do Business
Schedule 8.1.4	Capital Structure
Schedule 8.1.5	Names; Organization
Schedule 8.1.13	Brokers’ Fees
Schedule 8.1.14	Patents, Trademarks, Copyrights and Licenses
Schedule 8.1.16	Environmental
Schedule 8.1.17	Contracts Restricting Right to Incur Debts
Schedule 8.1.18	Litigation
Schedule 8.1.20	Pension Plans
Schedule 8.1.22	Labor Relations
Schedule 8.1.23	Leases
Schedule 9.2.2	Existing Indebtedness
Schedule 9.2.4	Existing Liens
Schedule 9.2.10	Existing Investments
Schedule 9.2.14	Existing Restrictive Agreements

List of Exhibits and Schedules

LOAN, SECURITY AND GUARANTY AGREEMENT

THIS LOAN, SECURITY AND GUARANTY AGREEMENT (this “Agreement”) is made as of this 24th day of February, 2017, by and among Citizens Bank, National Association (“Citizens”), individually as a Lender, as administrative agent (in such capacity, “Administrative Agent”) for itself and any other financial institution which is or becomes a party hereto as a lender (each such financial institution, including Citizens, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), and as collateral agent (in such capacity, “Collateral Agent”) for the Lenders, Quest Resource Management Group, LLC, a Delaware limited liability company (“Quest”), Landfill Diversion Innovations, L.L.C., a Delaware limited liability company (“Landfill”, and together with Quest and each hereafter arising Subsidiary of any Borrower and each other Person joined hereto as a “Borrower”, individually a “Borrower” and collectively “Borrowers”), and each of Quest Resource Holding Corporation, a Nevada corporation (“Holding”), and Earth911, Inc., a Delaware corporation (“Parent”, and together with Holding, individually a “Guarantor” and collectively, “Guarantors”).

SECTION 1.DEFINED TERMS

1.1    Definitions. When used herein: (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Loan Party or in which such Loan Party now has or hereafter acquires any interest; and (c) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account Debtor – any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

Adjusted EBITDA - for any period, Consolidated Net Income for such period, plus or minus, as applicable, to the extent deducted or added in determining such Consolidated Net Income, the sum, without duplication, of:

(i) Interest Expense,

(ii) income taxes, net of any tax credits or other tax benefits received,

(iii) depreciation, amortization and, to the extent they do not result in a cash charge or expense in any future period, other non-cash charges and expenses,

(iv) non-cash stock-based compensation,

(v) charges related to the impairment of goodwill,

(vi) unusual or non-recurring expenses or losses and charges related to any restructuring, including severance charges not to exceed $500,000 during such period,

(vii) non-cash deductions or charges to net income attributable to purchase accounting adjustments reasonably acceptable to Administrative Agent and made in accordance with GAAP,

(viii) transaction expenses related to the Closing Date Transactions in an aggregate amount not to exceed $500,000 during such period, and

(ix) non-recurring costs, fees, expenses and charges related to any consummated Permitted Acquisition in an aggregate amount not to exceed $1,000,000 during such period.

For the purposes of calculating Adjusted EBITDA during any period in which a Permitted Acquisition has occurred, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such period.

Administrative Agent – as defined in the preamble to this Agreement and any successor in that capacity appointed pursuant to Section 12.8.

Affiliate – a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of a Person; or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

Agent – each of Administrative Agent and Collateral Agent, both individually and collectively.

Aggregate Loan Commitment – with respect to any Lender, the amount of such Lender’s Revolving Credit Commitment plus such Lender’s Term Loan Commitment.

Aggregate Payments – as defined in Section 15.2.

Aggregate Percentage – with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Aggregate Loan Commitment divided by (ii) the total of all Aggregate Loan Commitments.

Aggregate Revolving Extensions – at any time, the sum of (i) the outstanding principal balance of all Revolving Credit Loans plus (ii) the LC Amount.

Agreement – as defined in the preamble to this Agreement, including all Exhibits and Schedules thereto, as each of the same may be amended from time to time.

ALTA Survey – a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997, known as the “Minimum Standard Detail Requirements of Land Title Surveys” and

certified to Administrative Agent in a manner reasonably acceptable to Administrative Agent. The ALTA Survey shall be in sufficient form to satisfy the requirements of the applicable title insurance company to provide extended coverage over survey defects and shall also show the location of all easements, utilities, and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate.

Anti-Terrorism Laws – any laws relating to terrorism or money laundering, including the Patriot Act.

Applicable Law – all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin – (i) as to Revolving Credit Loans, from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below as Level I and thereafter as hereinafter specified, and (ii) as to the Term Loan, 3.00% as to Term LIBOR Loans and 2.00% as to Term Base Rate Loans.

The Applicable Margin as to Revolving Credit Loans will be adjusted on the first day of each fiscal quarter, commencing on October 1, 2017 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the quarter most recently ending in accordance with the following:

Level	Financial Measurement	Base Rate Revolving Credit Loans	LIBOR Revolving Credit Loans
I	less than 33.3%	1.50%	2.50%
II	greater than or equal to 33.3% but not greater than 66.7%	1.25%	2.25%
III	equal to or greater than 66.7%	1.00%	2.00%

For purposes hereof, “Financial Measurement” shall mean the Quarterly Average Availability Percentage

Assignment and Acceptance Agreement – an assignment and acceptance agreement in substantially the form of Exhibit 13.5 hereto pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Credit Commitment or Term Loan Commitment, as permitted pursuant to the terms hereof.

Availability – the difference derived when the amount of the Aggregate Revolving Extensions at any time is subtracted from the Line Cap at such time.

Bail-In Action - the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation - with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank – Citizens Bank, National Association.

Bankruptcy Code – Title 11 of the United States Code.

Base Rate – for any day the greatest of: (i) the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in such prime commercial rate to be effective as of the date of the relevant change in such prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate), (ii) the sum of (x) the rate determined by Administrative Agent to be the average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of the rates per annum quoted to Administrative Agent at approximately 10:00 a.m. (New York time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Administrative Agent for sale to Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Administrative Agent for which such rate is being determined, plus (y) 0.50% and (iii) the sum of (x) the then applicable LIBOR Lending Rate for one month interest periods and (y) 1.00%.

Base Rate Loans – the Base Rate Revolving Credit Loan and/or the Base Rate Term Loan.

Base Rate Revolving Credit Loan – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to the Base Rate.

Base Rate Term Loan – that portion of the Term Loan for the periods when the rate of interest applicable to such portion of the Term Loan is calculated by reference to the Base Rate.

Borrower(s) – as defined in the preamble to this Agreement and each other Person who is joined as a “Borrower” hereto.

Borrower Representative – Quest.

Borrowing Base – as at any date of determination thereof, an amount equal to the sum of:

(i)    85% of the net amount of Eligible Accounts; plus

(ii)    85% of the net amount of Eligible Unbilled Accounts; provided that the amount included in the Borrowing Base pursuant to this clause (ii) shall not at any time constitute more than 20% of the aggregate Borrowing Base; minus

(iii)    Reserves.

For purposes hereof, the net amount of Eligible Accounts or Eligible Unbilled Accounts at any time shall be the face amount of such Eligible Accounts or Eligible Unbilled Accounts less any and all returns, rebates, discounts (which may, at Collateral Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time.

Borrowing Base Certificate – a certificate by a responsible officer of Borrower Representative, on its own behalf and on behalf of all other Loan Parties, substantially in the form of Exhibit 9.1.4 setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Collateral Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Loan Parties and certified to Collateral Agent; provided that Collateral Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to the Loan Parties, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Collateral Agent determines that such calculation is not in accordance with this Agreement.

Business Day – any day excluding Saturday, Sunday and any day which is a legal holiday under the laws the State of New York or is a day on which banking institutions located in the State of New York are closed and, when used in connection with LIBOR Loans, shall also exclude any day on which banks are closed for dealings in U.S. dollar deposits in the London interbank market.

Capital Expenditures – expenditures made (including any capitalized software development costs) or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation – any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Dominion Suspension Period – any period after the first anniversary of the Closing Date (i) which shall begin on the date each of the following is true and accurate: (a) Excess Liquidity Percentage has been at least 20% for thirty (30) consecutive Business Days, (b) Excess Liquidity has been at least $4,000,000 on each of such thirty (30) consecutive Business Days, (c) the Fixed Charge Coverage Ratio for the most recently ended trailing twelve calendar month period shall be equal to or greater than 1.10 to 1.00, and (d) no Default or Event of Default shall exist on the last Business Day of such consecutive thirty (30) Business Day period, and (ii)

which shall end on the date which is earliest to occur of: (a) Excess Liquidity Percentage being less than 20%; (b) Excess Liquidity is less than $4,000,000; (c) the Fixed Charge Coverage Ratio for the most recently ended trailing twelve calendar month period shall be less than 1.10 to 1.00; or (d) the occurrence of a Default or Event of Default.

Cash Equivalents – (i) direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof, (ii) certificates of deposit, time deposits and bankers’ acceptances maturing within one year from the date of acquisition and overnight bank deposits, in each case, which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights, (iii) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition and maturing not more than two hundred seventy (270) days from the date of creation thereof, (iv) fully collateralized repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clause (i) and entered into with any bank meeting the qualifications specified in clause (ii), and (v) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

CERCLA – the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

CFC – a Person that is a controlled foreign corporation under Section 957 of the Code.

Change in Law – the adoption of any Applicable Law (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

Citizens – as defined in the preamble to this Agreement.

Closing Date – the date on which all of the conditions precedent in Section 10 are satisfied or waived and the initial Loan is made or the initial Letter of Credit is issued under this Agreement.

Closing Date Transactions – the initial incurrence of the Loans and other Obligations hereunder and under the other Loan Documents.

Code – the Internal Revenue Code of 1986.

Collateral – all of the Property and interests in Property described in Section 6, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

Collateral Agent – as defined in the preamble to this Agreement and any successor in that capacity appointed pursuant to Section 12.8.

Commodity Exchange Act – the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate – as defined in subsection 9.1.3.

Computer Hardware and Software – all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Consolidated – the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Consolidated Net Income - with respect to any fiscal period, the net income (or loss) of Holding determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a Subsidiary of a Loan Party) in which the Loan Parties or any of their wholly-owned Subsidiaries has an ownership interest unless received in a cash distribution; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Loan Party or is merged into or consolidated with such Loan Party; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains or losses as defined under GAAP; and (e) gains or losses from asset dispositions (other than sales of inventory).

Contract Right – any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Contributing Guarantor – as defined in Section 15.2.

Default – an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate – as defined in subsection 3.1.2.

Defaulting Lender – subject to Section 4.11, any Lender that (i) has failed to (a) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (b) pay to Administrative Agent, Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (ii) has notified the Loan Parties, Administrative Agent, Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three (3) Business Days after written request by Administrative Agent or the Loan Parties, to confirm in writing to Administrative Agent and the Loan Parties that it will comply with its prospective funding obligations hereunder; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by Administrative Agent and the Loan Parties, or (iv) has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Insolvency Law or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Governmental Authority acting in such a capacity or (c) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.11) upon delivery of written notice of such determination to the Loan Parties, Issuing Bank, Swingline Lender and each Lender.

Derivative Obligations – every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Derivative Obligations Provider – Administrative Agent, Bank, any Lender or any Affiliate of Administrative Agent, Bank or any Lender to whom a Derivative Obligation is owed from any Loan Party.

Derivative Obligations Reserve – the aggregate amount of Reserves established by Collateral Agent from time to time in respect of Derivative Obligations.

Distribution – in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Equity Interests and (ii) the redemption or acquisition of Equity Interests of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Equity Interests.

Domestic Subsidiary – any Subsidiary of any Loan Party that is organized under the laws of a jurisdiction located in the United States of America and that is not a CFC.

EEA Financial Institution - (i) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (ii) any entity established in an EEA Member Country which is a parent of an institution described in clause (i) of this definition, or (iii) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (i) or (ii) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country - any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority - any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Eligible Account – an Account arising in the ordinary course of the business of any of the Borrowers from the sale of goods or rendition of services which Collateral Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i)    it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Loan Party or an Affiliate of a Loan Party or to a Person controlled by an Affiliate of a Loan Party; or

(ii)    it remains unpaid more than ninety (90) days after the original invoice date shown on the invoice; or

(iii)    the total unpaid Accounts of (a) any Account Debtor which has a rating of “BBB-” or better from S&P exceeds 40% of the net amount of all Eligible Accounts, but only to the extent of such excess, or (b) any other Account Debtor exceeds 20% of the net amount of all Eligible Accounts, but only to the extent of such excess; or

(iv)    any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or

(v)    the Account Debtor is also a creditor or supplier of a Loan Party or any Subsidiary of a Loan Party, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Loan Party or any Subsidiary of a Loan Party, or the Account otherwise is or may become subject to right of setoff by the Account Debtor; provided that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

(vi)    the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(vii)    it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (a) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario or (b) backed by a letter of credit from an issuer acceptable to Collateral Agent; or

(viii)    (a) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (b) it is subject to a reserve established by a Borrower for potential returns or refunds, to the extent of such reserve or (c) it arises from a sale to an Account Debtor that is subject to cash-on-delivery terms; or

(ix)    the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Collateral Agent, in a manner satisfactory to Collateral Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(x)    it is not at all times subject to Administrative Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(xi)    the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xii)    the applicable Borrower has not sent a bill or invoice for the goods or services giving rise to such Account to the applicable Account Debtor; or

(xiii)    the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv)    the applicable Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xv)    50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder; or

(xvi)    the applicable Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

(xvii)    it represents service charges, late fees or similar charges; or

(xviii)    the relevant underlying documentation relating to such Account and payment of such Account provides or otherwise specifies that all or any portion of the payment regarding such Account is to be made by a Borrower to or is for the benefit of any vendor of or contractor for such Borrower creates an express trust on such Borrower for the benefit of any vendor of or contractor for such Borrower or any express obligation on such Borrower to pay all or any portion of the payment of the Account to any vendor of or contractor for such Borrower; provided that any such Account shall be eligible to the extent of any such amount thereof which exceeds such express trust or express obligation; or

(xix)     it is an Account owing from an Account Debtor located in a state where the applicable Borrower is not qualified to do business so long as such failure to so qualify prevents such Borrower from bringing an action in such state to seek judicial recovery of such Account; or

(xx)    it is not otherwise acceptable to Collateral Agent in its reasonable credit judgment.

Eligible Machinery and Equipment – as of any date of determination, all Equipment that:

(i) is owned by a Borrower free and clear of all Liens other than (a) Liens in favor of Administrative Agent securing the Obligations and (b) Permitted Liens;

(ii) is installed in a facility owned or leased by the applicable Borrower in the United States and, if installed at a leased location, either (a) a satisfactory landlord waiver has been delivered to Administrative Agent or (b) Reserves reasonably satisfactory to Collateral Agent have been established with respect thereto;

(iii) is in good operating condition (ordinary wear and tear excepted);

(iv) is not obsolete or surplus Equipment;

(v) is covered by casualty and liability insurance required by this Agreement;

(vi) is subject to a first priority perfected Lien in favor of Administrative Agent;

(vii) does not consist of automobiles or other Equipment subject to a certificate of title statute;

(viii) has an estimated remaining useful life of at least five years; and

(ix) as to which an appraisal has been completed (which may be a desktop or other similar, short-form appraisal, to the extent determined by Collateral Agent) on such Equipment, prepared by an appraiser retained by Collateral Agent.

Eligible Unbilled Accounts - an Account of any Borrower (i) for which the applicable Borrower intends to send a bill or invoice for the goods or services giving rise to such Account within thirty (30) days of the date of the applicable Borrowing Base Certificate, (ii) which would otherwise constitute an Eligible Account but for the fact that such Account does not comply with clause (xii) of the definition thereof and (iii) the eligibility of which to be billed within such period of thirty (30) days is not subject to completion of any further performance by the applicable Borrower.

Environmental Laws – all federal, state, local or foreign laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

Environmental Notice – a notice (whether written or oral) from any Governmental Authority or other Person with credible knowledge of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release – a release as defined in CERCLA or under any other Environmental Law.

Equity Interests – all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

ERISA – the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

EU Bail-In Legislation Schedule - the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default – as defined in Section 11.1.

Excess Derivative Obligations – Derivative Obligations in excess of the Derivative Obligations Reserve.

Excess Liquidity – on any specific date, the difference derived when the amount of the Aggregate Revolving Extensions is subtracted from the sum of (i) the Line Cap plus (ii) unrestricted cash in accounts of any Borrower maintained with Administrative Agent or any

Affiliate of Administrative Agent in which Administrative Agent has first priority perfected Lien pursuant to an executed deposit account control agreement in form and substance satisfactory to Administrative Agent, in its sole discretion, provided that for the purposes of this definition, the amount in this clause (ii) shall not at any time be considered to be greater than $1,500,000 (even if the amount in such accounts totals over $1,500,000).

Excess Liquidity Percentage – at any particular date, the Excess Liquidity on such date, divided by the Line Cap on such date.

Excluded Deposit Account – (i) Deposit accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes, (ii) all deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Borrower, (iii) zero balance disbursement accounts, and (iv) that certain deposit account in the name of Landfill numbered 00005732385225 and held at Capital One Bank, National Association and other deposit accounts maintained in the ordinary course of business, provided cash amounts do not exceed at any time $100,000 in the aggregate for all such accounts under this clause (iv).

Excluded Property – (i) any rights or interests in any contract, lease, sublease, permit, license, charter or similar agreement covering real, intangible or personal property, as such, if under the terms of such contract, lease, sublease, permit, license, charter or similar agreement, or Applicable Law with respect thereto, the valid grant of a security interest or lien therein to Administrative Agent is prohibited (or would render such contract, lease, sublease, permit, license, charter or similar agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, sublease, permit, license, charter or similar agreement has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other Applicable Law or (b) so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interests in and liens upon any rights or interests of any Loan Party in or to monies due or to become due under any such contract, lease, permit, license, charter or similar agreement; (ii) Equity Interests of any Foreign Subsidiary in excess of 65% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2); (iii) Equity Interests of any Unrestricted Subsidiary; (iv) motor vehicles and other assets subject to certificates of title; (v) any leasehold interest in real Property; (vi) fee owned real estate with a value less than $1,000,000, (vii) intent-to-use trademark applications prior to the filing of a statement of use except in connection with the transfer of the business to which the mark pertains, and (viii) those assets which Administrative Agent and the Loan Parties agree that the costs of obtaining a Lien thereon are excessive in relation to the value of the Lien created thereby.

Excluded Swap Obligation – with respect to any Loan Party, any guarantee of any Swap Obligations if, and only to the extent that and for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes – (i) taxes imposed on the income of Administrative Agent or any Lender by the jurisdiction of Administrative Agent’s or such Lender’s applicable lending office or any political subdivision thereof, (ii) franchise taxes imposed by the jurisdiction under the laws of which Administrative Agent or any Lender is organized or doing business or any political subdivision thereof, (iii) any withholding taxes attributable to a Lender’s failure to comply with subsection 3.11.3 and (iv) any United States federal withholding taxes imposed under FATCA.

Fair Share Contribution Amount – as defined in Section 15.2.

FATCA – Sections 1471, 1472, 1473 and 1474 of the Code, or any regulations promulgated thereunder or published administrative guidance implementing such sections.

Fee Letter – as defined in Section 3.3.

Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) Adjusted EBITDA for such period, minus the sum of (a) cash income taxes paid, plus (b) cash Capital Expenditures during such period that are not financed (other than with proceeds of Revolving Credit Loans), plus (c) cash Distributions made to holders of Equity Interests of Holding during such period, to (ii) Fixed Charges for such period, all as determined for Holding and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period with respect to Funded Debt (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense required to be paid in cash for such period, all as determined for Holding and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Foreign Lender – any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

Foreign Subsidiary – a Subsidiary that is a CFC such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to the Loan Parties.

Funded Debt – (i) Indebtedness arising from the lending of money by any Person to any Loan Party or any of its Restricted Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Loan Party or any of its Restricted Subsidiaries, (a) which is represented by notes payable or drafts accepted that evidence extensions of credit, (b) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (c) upon which interest charges are customarily paid (other than accounts payable) or (d) that was issued or assumed as full or partial payment for Property; (iii) Capitalized Lease Obligations; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Indebtedness of any Loan Party or any of its Restricted Subsidiaries under any guaranty of obligations that would constitute Funded Debt under clauses (i) through (iv) hereof, if owed directly by a Loan Party or any of its Restricted Subsidiaries. Funded Debt shall not include trade payables or accrued expenses.

Funding Guarantor – as defined in Section 15.2.

GAAP – generally accepted accounting principles in the United States of America in effect from time to time.

Governmental Authority – any federal, state, municipal, foreign, multinational, transnational or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Guarantors – Holding, Parent, and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

Guaranty Agreements – each guaranty agreement (including this Agreement) executed by a Guarantor in favor of Administrative Agent guaranteeing payment or performance of the whole or any part of the Obligations.

Holding – as defined in the preamble to this Agreement.

Indebtedness – as applied to a Person means, without duplication (i) all Funded Debt and other items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined; (ii) all obligations of other Persons which such Person has guaranteed; and (iii) Derivative Obligations.

Indemnified Person – as defined in Section 13.2.

Indemnified Taxes – as defined in subsection 3.11.1.

Insolvency Law – collectively, the Bankruptcy Code, and any other insolvency, debtor relief or debt adjustment or similar law (whether state, provincial, territorial, federal or foreign).

Insolvency Proceeding – any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other Insolvency Law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property – all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Intellectual Property Security Agreement – any intellectual property collateral assignment pursuant to which any Loan Party grants to Administrative Agent, for the benefit of Lenders, a Lien on such Loan Party’s interest in its Intellectual Property as security for the Obligations.

Interest Expense - with respect to any period, interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit fees owing for such period, all as determined for the Loan Parties and their Restricted Subsidiaries on a Consolidated basis and in accordance with GAAP.

Interest Payment Date – (a) (i) as to any Base Rate Revolving Credit Loan, the first day of each month, and (ii) as to any Base Rate Term Loan, the first day of each month, and (b) as to any LIBOR Loan, the last day of each Interest Period for such LIBOR Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

Interest Period – relative to any LIBOR Loans: (a) initially, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan and ending on (but excluding) the day which numerically corresponds to such date one, two, or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Borrower Representative may select in its notice pursuant to Section 4.1; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, or three months thereafter, as selected by Borrower Representative in accordance with Section 4.1; provided, however, that (i) all Interest Periods of the same duration which commence on the same date shall end on the same date; (ii) Interest Periods commencing on the same date for LIBOR Loans comprising part of the same advance under this Agreement shall be of the same duration; (iii) Interest Periods for LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations with Administrative Agent shall be of the same duration as the relevant periods set under the applicable underlying agreements; (iv) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and (v) no Interest Period may end later than the termination of this Agreement.

Issuing Bank – Administrative Agent, Bank or any other Affiliate of Administrative Agent or a Lender that issues a Letter of Credit hereunder.

Landfill – as defined in the preamble to this Agreement.

LC Amount – at any time, the aggregate undrawn available amount of all Letters of Credit then outstanding plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan.

LC Obligations – any Obligations that arise from any draw against any Letter of Credit.

LC Sublimit – $2,000,000.

Lender(s) – as defined in the preamble to this Agreement and each other Person who becomes a “Lender” hereunder, whether by assignment or otherwise, including (unless the context otherwise requires) Swingline Lender.

Letter of Credit – any standby or documentary letter of credit issued by Issuing Bank for the account of any Loan Party.

LIBOR – relative to any Interest Period for LIBOR Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Loans for a term coextensive with the designated Interest Period which the ICE Benchmark Administration fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

LIBOR Lending Rate – relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR
(1.00 – LIBOR Reserve Percentage)

LIBOR Loans – the LIBOR Revolving Credit Loans and/or the LIBOR Term Loans.

LIBOR Loan Prepayment Fee – as defined in subsection 4.1.9.

LIBOR Option – the option granted pursuant to Section 4.1 to have the interest on all or any portion of the principal amount of the Revolving Credit Loans or any Term Loan Advance based on LIBOR.

LIBOR Reserve Percentage – relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other Governmental Authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities,” as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

LIBOR Revolving Credit Loan – any Revolving Credit Loan for the periods when the rate of interest applicable to such Revolving Credit Loan is calculated by reference to the LIBOR Lending Rate.

LIBOR Term Loan – any portion of the Term Loan for the periods when the rate of interest applicable to such portion of the Term Loan is calculated by reference to the LIBOR Lending Rate.

Lien – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Line Cap – at any time, the lesser of (i) the Revolving Credit Maximum Amount and (ii) the Borrowing Base.

Loan Account – as defined in Section 4.6.

Loan Documents – this Agreement, the Other Agreements and the Security Documents.

Loan Parties – means collectively, Borrowers and Guarantors and Loan Party means any one of them.

Loans – all loans and advances of any kind made by Administrative Agent, any Lender, or any Affiliate of Administrative Agent or any Lender, pursuant to this Agreement.

London Banking Day – any day on which banks are open for dealings in U.S. dollar deposits in the London Interbank Market.

Majority Lenders – as of any date, Lenders holding more than 50% of the Term Loan and Revolving Credit Commitments determined on a combined basis and following the termination of the Revolving Credit Commitments, Lenders holding more than 50% of the outstanding Loans and LC Obligations; provided that (i) if there are two or more Lenders which are not Affiliates, then at least two Lenders which are not Affiliates shall be required to constitute Majority Lenders and (ii) the Loans, Revolving Credit Commitments and LC Obligations held by any Defaulting Lender shall be excluded for purposes of determining Majority Lenders.

Margin Stock – as defined in Regulation U of the Board of Governors.

Material Adverse Effect – (i) a material adverse effect on the business, financial condition, operation, performance or properties of the Loan Parties and their Restricted Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Administrative Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Loan Party to perform its obligations under this Agreement or under any other Loan Document.

Moody’s – Moody’s Investors Service, Inc., and its successors.

Mortgages – each mortgage, security deed or deed of trust executed by a Borrower in favor of Administrative Agent, for the benefit of itself and Lenders, by which such Borrower grants to Administrative Agent, as security for the Obligations, a Lien upon the real Property of such Borrower described therein.

Multiemployer Plan – has the meaning set forth in Section 4001(a)(3) of ERISA.

NOLV – the net orderly liquidation value of Equipment, expressed as a dollar value for Equipment, to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrower’s Equipment performed by an appraiser and on terms satisfactory to Collateral Agent in its reasonable discretion.

Notes – the Revolving Credit Notes and the Term Loan Notes.

Obligations – all Loans, LC Obligations, reimbursement and other obligations with respect to Letters of Credit and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon (including all interest, fees and other charges accruing after the commencement of any Insolvency Proceeding), of any kind or nature, present or future, owing, arising, due or payable from any Borrower or any other Loan Party to Administrative Agent, any Lender, Issuing Bank, Bank or any of their respective Affiliates, arising under this Agreement or any of the other Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation all Product Obligations; provided, that Obligations of any Loan Party shall not include any Excluded Swap Obligations solely of such Loan Party.

Obligee Guarantor – as defined in Section 15.7.

Organizational I.D. Number – with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Agreements – each Borrowing Base Certificate, each Compliance Certificate, and any and all agreements, instruments and documents (other than this Agreement and the Security Documents), heretofore, now or hereafter executed by any Loan Party, any Subsidiary of a Loan Party or any other third party and delivered to Administrative Agent, any Lender or any Affiliate of any Agent or any Lender in respect of the transactions contemplated by this Agreement, including, without limitation, all agreements, instruments and documents relating to Product Obligations.

Overadvance – as defined in subsection 2.1.2.

Parent – as defined in the preamble to this Agreement.

Participant – as defined in subsection 13.5.2.

Participation Register – as defined in subsection 13.5.2.

Patriot Act – the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Conditions – with respect to any applicable transaction, (i) no Default or Event of Default shall exist immediately after giving effect to such transaction, (ii) the average of the Excess Liquidity amounts (calculated on a pro forma basis to include the making of any Loans or the issuance of any Letters of Credit in connection with such transaction) for each Business Day in the thirty (30) day period prior to such transaction shall be greater than or equal to the greater of (x) $4,000,000 and (y) 20% of the Line Cap, (iii) Excess Liquidity (calculated as set forth above) on the date of such proposed transaction shall be greater than or equal to the greater of (x) $4,000,000 and (y) 20% of the Line Cap and (iv) the Fixed Charge Coverage Ratio (calculated on a pro forma basis after giving effect to such transaction) for the most recently ended trailing twelve calendar month period shall not be less than 1.10 to 1.00.

Permitted Acquisitions – each acquisition of all or a substantial part of the assets, property or Equity Interests of any Person or any business unit or division of any Person (the “Target”) by a Loan Party, subject to the satisfaction of each of the following conditions:

(i)    Administrative Agent shall receive at least ten (10) Business Days’ prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)    at or prior to the closing thereof, Administrative Agent will be granted a first priority perfected Lien in all assets and Equity Interests of the Target on the same terms and conditions set forth in subsection 6.1.1, and the Collateral shall not be subject to any liens or encumbrances other than Permitted Liens, and the Loan Parties and, if applicable, the Target shall have executed such documents and taken such actions as may be reasonably required by Administrative Agent in connection therewith;

(iii)    concurrently with delivery of the notice referred to in clause (i) above, Administrative Agent shall have received a pro forma consolidated balance sheet, income statement and cash flow statement of Borrower Representative and its Subsidiaries, based on the most recent financial statements then available;

(iv)    on or prior to the closing date thereof, Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent;

(v)    Administrative Agent shall have received a copy of the proposed capital structure after giving effect to such Permitted Acquisition;

(vi)    Administrative Agent shall be satisfied with the results of a field exam, conducted at the Loan Parties’ expense, prior to the inclusion of any Accounts of the Target in the Borrowing Base;

(vii)    the Payment Conditions shall have been satisfied;

(viii)    the board of directors or similar governing body of the Target shall have approved the Permitted Acquisition; and

(ix)    concurrently with consummation of the Permitted Acquisition, Borrower Representative shall have delivered to Administrative Agent a certificate stating that the foregoing conditions have been satisfied.

Permitted Liens – any Lien permitted under subsection 9.2.4.

Permitted Purchase Money Indebtedness – Purchase Money Indebtedness and Capitalized Lease Obligations of any Loan Party incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of the Loan Parties and their Restricted Subsidiaries at the time outstanding, does not exceed $750,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

Person – an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Plan – an employee benefit plan now or hereafter maintained for employees of any Loan Party or any of their Subsidiaries that is covered by Title IV of ERISA.

Pledge Agreements – each pledge agreement executed by the Loan Parties or any one of them, as applicable, granting in favor of Administrative Agent, for the benefit of itself and Lenders, a Lien on the Equity Interests of the Subsidiaries of such Loan Party or Loan Parties.

Pro Rata Percentage – (i) with respect to each Revolving Credit Lender, the percentage equal to its Revolving Credit Commitment divided by the aggregate of all Revolving Credit

Commitments and (ii) with respect to each Term Loan Lender, the percentage equal to its Term Loan Commitment divided by the aggregate of all Term Loan Commitments.

Product Obligations – every obligation of any Borrower or any other Loan Party under and in respect of any one or more of the following types of services or facilities extended to such Borrower or any other Loan Party by Bank, Administrative Agent, any Lender or any of their respective Affiliates: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower or any other Loan Party pursuant to agreement or overdraft, (iii) treasury management, including controlled disbursement services, (iv) Derivative Obligations and (v) supply chain financing and supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases).

Projections – for Holding and its Subsidiaries forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, prepared on a consistent basis with the historical financial statements of Holding and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

Property – any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Indebtedness – includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien – a Lien upon fixed assets which secures Purchase Money Indebtedness or a Capitalized Lease Obligation, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness or Capitalized Lease Obligation secured by such Lien.

Qualified ECP Guarantor – in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Quarterly Average Availability – for any fiscal quarter, the average of the Availability amounts for each Business Day during such fiscal quarter.

Quarterly Average Availability Percentage – for any fiscal quarter, Quarterly Average Availability for such fiscal quarter divided by the Revolving Credit Maximum Amount as at the end of such fiscal quarter.

Quest – as defined in the preamble to this Agreement.

Register – as defined in subsection 13.5.5.

Related Parties – with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Related Real Estate Documents – with respect to any real Property that constitutes Collateral, the following: (i) a Mortgage in form and substance satisfactory to Administrative Agent; (ii) a mortgagee title policy (or binder therefor) covering Administrative Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Administrative Agent, which must be fully paid on such effective date; (iii) a current ALTA Survey in form and substance satisfactory to Administrative Agent; and (iv) a life-of-loan flood hazard determination and, if the real Property is located in a flood plain, flood insurance in an amount, with endorsements and by an insurer acceptable to Administrative Agent.

Reportable Event – any of the events set forth in Section 4043(c) of ERISA.

Reserves – reserves in such amounts, and with respect to such matters, as Collateral Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the Borrowing Base or Availability, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) potential dilution related to Accounts; (iii) other sums chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (iv) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any Property of any Loan Party which constitutes Collateral; (v) amounts owing by any Loan Party in connection with Product Obligations, including, without limitation, the Derivative Obligations Reserve; (vi) rent for locations at which books, records, or Equipment is stored and as to which Administrative Agent has not received a satisfactory landlord’s agreement or bailee letter, as applicable, and (vii) such other specific events, conditions or contingencies as to which Collateral Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder; provided, that, notwithstanding the foregoing, Collateral Agent shall not establish any Reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts or Eligible Unbilled Accounts, as applicable.

Restricted Subsidiary – Parent and Borrowers, and Subsidiaries of Borrowers, and each Subsidiary that pursuant to the definition of “Unrestricted Subsidiary” or subsection 9.1.8 hereof hereafter becomes a Restricted Subsidiary.

Restrictive Agreement – an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party or any Restricted Subsidiary of any Loan Party to incur or repay Indebtedness, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Indebtedness, or to repay any intercompany Indebtedness.

Revolving Credit Commitment – with respect to any Lender, the amount of such Lender’s Revolving Credit Commitment pursuant to subsection 2.1.1, as set forth next to such Lender’s name on Schedule 1 hereto, or any Assignment and Acceptance Agreement executed by such Lender. “Revolving Credit Commitments” shall mean the aggregate amount of such commitments of all Lenders.

Revolving Credit Lender – a Lender with a Revolving Credit Commitment.

Revolving Credit Loan – a Loan made by any Revolving Credit Lender pursuant to Section 2.1, including (unless the context otherwise requires) Overadvances and Swingline Loans.

Revolving Credit Maturity Date – February 24, 2022.

Revolving Credit Maximum Amount – $20,000,000, as such amount may be increased or reduced from time to time pursuant to the terms hereof.

Revolving Credit Notes – any promissory notes executed by Borrowers in favor of each Revolving Credit Lender that requests a Revolving Credit Note to evidence its Revolving Credit Loans, which shall be in the form of Exhibit 2.1 to this Agreement, together with any replacement or successor notes therefor.

S&P – Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Security Documents – the Guaranty Agreements, the Pledge Agreements, the Mortgages, the Intellectual Property Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Solvent – as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Subordinated Debt – Indebtedness of any Loan Party or any Restricted Subsidiary of any Loan Party that is subordinated to the Obligations in a manner satisfactory to Administrative Agent, and contains terms, including without limitation, payment terms, satisfactory to Administrative Agent.

Subsidiary – any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

Swap Obligation – with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swingline Lender – Citizens in its capacity as the lender of Swingline Loans.

Swingline Loan Sublimit – $2,000,000.

Swingline Loans – as defined in subsection 2.1.3.

Term – as defined in Section 5.1.

Term Loan – the Loan described in subsection 2.3.

Term Loan Advances – as defined in subsection 2.3

Term Loan Commitment – with respect to any Lender, the amount of such Lender’s Term Loan Commitment pursuant to subsection 2.3, as set forth next to such Lender’s name on Schedule 1 hereto or any Assignment and Acceptance Agreement executed by such Lender, minus all Term Loan payments paid to such Lender.

Term Loan Draw Period – the period from the Closing Date up to an including the second anniversary of the Closing Date.

Term Loan Lender – a Lender with a Term Loan Commitment.

Term Loan Maturity Date – February 24, 2022.

Term Loan Notes – any promissory notes executed by Borrowers in favor of each Term Loan Lender that requests a Term Loan Note to evidence its Term Loans, which shall be in the form of Exhibit 2.3 to this Agreement, together with any replacement or successor notes therefor.

Total Credit Facility – prior to the expiration of the Term Loan Draw Period, $22,000,000 and thereafter, the sum of the Revolving Credit Maximum Amount and the Term Loan Advances outstanding, as increased or reduced from time to time pursuant to the terms hereof.

Type of Organization – with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

Unrestricted Subsidiary – each Subsidiary of Holding which is not a Restricted Subsidiary. As of the Closing Date, each Subsidiary of Holding other than Parent and Borrowers are Unrestricted Subsidiaries; provided, however an Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary and shall become a Borrower hereunder upon either (i) Quest’s written request that such Subsidiary become a Borrower hereunder or (ii) the Adjusted EBITDA of such Subsidiary (determined on a stand-alone basis rather than on a consolidated basis with Holding and its Subsidiaries) is equal to or greater than $500,000 for the most recently ended trailing twelve-month period, provided that in either case each of the following conditions precedent are satisfied in a manner satisfactory to Administrative Agent: (a) each of Administrative Agent and the Lenders shall have completed its respective compliance procedures for applicable “know your customer” and anti-money laundering and foreign corrupt practices rules for such Subsidiary and for any direct or indirect parent of such Subsidiary which is not already a Loan Party, (b) such Subsidiary shall have executed a joinder to this Agreement and such other documentation required of a Borrower by subsection 9.1.8 hereof, and (c) unless already a Loan

Party, each direct and indirect parent of such Subsidiary shall have executed a joinder to this Agreement and such other documentation required of a Guarantor by subsection 9.1.8 hereof. In no event shall a Borrower or a Subsidiary of a Borrower be an Unrestricted Subsidiary. Once a Subsidiary becomes a Restricted Subsidiary, it may not thereafter become an Unrestricted Subsidiary.

UCC – the Uniform Commercial Code as in effect in the State of New York on the date hereof, as it may be amended or otherwise modified.

Unused Line Fee – as defined in Section 3.5.

Unused Line Fee Margin – 0.375%.

Unused Revolving Credit Maximum Amount – the difference derived when the amount of the Aggregate Revolving Extensions at any time is subtracted from the Revolving Credit Maximum Amount at such time.

U.S. Lender – any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate – as defined in subsection 3.11.3.

Voting Stock – Equity Interests of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of directors (or Persons performing similar functions).

Write-Down and Conversion Powers - with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

1.3    Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits and schedules appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

1.4    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, requirement or covenant in this Agreement or any related definition, and either the Loan Parties or Majority Lenders shall so request, Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio, requirement, covenant or definition to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Majority Lenders); provided that, until so amended, (i) such ratio, requirement, covenant or definition shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Loan Parties shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio, requirement, covenant or definition made before and after giving effect to such change in GAAP.

SECTION 2.CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $22,000,000 as increased or decreased from time to time pursuant to the terms hereof, available upon Borrowers’ request therefor, as follows:

2.1    Revolving Credit Loans.

2.1.1    Revolving Credit Commitments. Each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the Revolving Credit Maturity Date, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 4.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) the product of such Revolving Credit Lender’s Pro Rata Percentage and the amount of the Line Cap at such time, minus, in each case, the product of such Revolving Credit Lender’s Pro Rata Percentage and an amount equal to the sum of the LC Amount and the amount of Swingline Loans outstanding. Within the foregoing limits, Borrowers may borrow, repay and reborrow Revolving Credit Loans. The Revolving Credit Loans shall be secured by all of the Collateral.

2.1.2    Overadvances. Insofar as (i) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may request and Administrative Agent (as provided below) may be willing in its sole and absolute discretion to make Revolving Credit Loans to Borrowers or (ii) Administrative Agent, in its sole discretion, makes Revolving Credit Loans on behalf of Lenders, if Administrative Agent, in its reasonable credit judgment, deems that such Revolving Credit Loans are necessary or desirable (a) to protect all or any portion of the Collateral, (b) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 3.7 and 3.8, in each case, at a time when the unpaid balance of Revolving Credit Loans plus the LC Amount exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Administrative Agent shall enter such Overadvances as debits in the Loan Account; provided, that the aggregate amount of Overadvances outstanding at any time shall not exceed the lesser of (x) 10% of the Borrowing Base or (y) 10% of the

Revolving Credit Commitments. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Revolving Credit Lenders ratably in accordance with their respective Pro Rata Percentages. The foregoing notwithstanding, (i) unless otherwise consented to by Majority Lenders, Overadvances shall not be outstanding for more than sixty (60) consecutive days, and (ii) unless otherwise consented to by all Lenders, no Overadvances shall be permitted to the extent that such Overadvances would cause the Aggregate Revolving Extensions to exceed the Revolving Credit Maximum Amount.

2.1.3    Swingline Loans.

(i)    In order to reduce the frequency of transfers of funds from Revolving Credit Lenders to Administrative Agent for making Revolving Credit Loans, Swingline Lender shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as “Swingline Loans”) provided that the aggregate amount of Swingline Loans outstanding at any time will not (a) exceed the Swingline Loan Sublimit or (b) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Line Cap. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that all Swingline Loans shall be Base Rate Revolving Credit Loans and, except as provided in paragraph (ii) of this subsection 2.1.3, all principal and interest paid with respect to Swingline Loans shall be for the sole account of Swingline Lender.

(ii)    Swingline Lender may, in its sole discretion (but not less frequently than weekly), provide written notice to Administrative Agent that it shall require the Revolving Credit Lenders to make Revolving Credit Loans to repay all or a portion of the Swingline Loans outstanding or, if Revolving Credit Lenders are prohibited from making Revolving Credit Loans at such time, to acquire participations in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under subsection 11.1.7. Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative Agent, for the account of Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Loans to repay Swingline Loans and/or to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in subsection 4.1.3 with respect to Loans made by such Lender, and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Revolving Credit Lenders. Administrative Agent shall notify Borrowers of any Revolving Credit Loans made or participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments by Borrowers in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrowers (or other Person on behalf of Borrowers) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of Revolving Credit Loans to repay such Swingline Loan or a sale of participations therein shall be promptly remitted to Administrative Agent and any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers (or any other Person liable for any obligations of Borrowers) of any default in the payment thereof.

2.2    Letters of Credit. If requested by Borrower Representative, on its own behalf or on behalf of any other Borrower, in accordance with the procedures set forth in subsection 4.1.5, Administrative Agent agrees to cause Issuing Bank to issue Letters of Credit for the account of Borrowers; provided that the LC Amount shall not exceed the LC Sublimit at any time. No Letter of Credit may have an expiration date after the Revolving Credit Maturity Date or that is more than one year after the date of issuance; provided that a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one-year periods so long as the Issuing Bank has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of any Letter of Credit to a date that is later than the Revolving Credit Maturity Date. Notwithstanding anything to the contrary contained herein, Borrowers, Administrative Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Revolving Credit Loans, which Borrowers hereby acknowledge are requested and Revolving Credit Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Revolving Credit Lender hereby agrees to pay to Administrative Agent, on demand, for the benefit of Issuing Bank, an amount equal to such LC Obligations multiplied by such Revolving Credit Lender’s Pro Rata Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Credit Loans. Immediately upon the issuance of a Letter of Credit under this Agreement, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Revolving Credit Lender’s Pro Rata Percentage. In connection with its administration of and enforcement of rights or remedies under any Letters of Credit, Administrative Agent and its Related Parties shall be entitled to act, and shall be fully protected in acting, upon any certification, notice or other communication in whatever form believed by any of them, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person.

2.3    Term Loan.

2.3.1    Term Loan Commitments. Subject to the terms and conditions of this Agreement and the other Loan Documents, each Term Lender agrees, severally and not jointly, so long as no Default or Event of Default exists, to make one or more advances to Borrower from time to time during the Term Loan Draw Period (each a “Term Loan Advance”, and all such Term Loan Advances the “Term Loan”) in an aggregate principal amount not to exceed the lesser of (i) eighty percent (80%) of the cost of Eligible Machinery and Equipment of Borrower specifically identified by Borrower as constituting the basis for the requested Term Loan Advance, or (ii) eighty-five percent (85%) of the NOLV of such specifically identified Eligible Machinery and Equipment, in each case which Equipment must constitute Eligible Machinery and Equipment and which Equipment must not have been specifically identified by Borrower with an earlier existing Term Loan Advance; provided, however, that the aggregate amount advanced for all such Term Loan Advances shall not exceed $2,000,000. Amounts repaid with respect to the Term Loan may not be reborrowed.

2.3.2    Procedures. Borrower shall comply with the following procedures in requesting a Term Loan Advance:

(i)    All requests for a Term Loan Advance must be in writing to Administrative Agent and must include a description of the relevant Equipment, the amount of the requested Term Loan Advance, and all other documents, agreements and information as reasonably required by Administrative Agent.

(ii)    Each Term Loan Advance must be in a minimum amount of at least $250,000.

(iii)    All requests for a Term Loan Advance must be made in advance of and provide sufficient time for the Administrative Agent to receive an appraisal satisfactory to it in its sole discretion prior to the requested date of such Term Loan Advance.

(iv)    There may not be more than three (3) Term Loan Advances at any time outstanding.

(v)    All requests for a Term Loan Advance must be made during the Term Loan Draw Period.

SECTION 3. INTEREST, FEES AND CHARGES

3.1    Interest.

3.1.1    Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Such rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in Section 4.1, interest shall accrue on the principal amount of the LIBOR Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Lending Rate applicable to each LIBOR Loan for the corresponding Interest Period; provided that in no event shall LIBOR at any time be less than 0% per annum. Notwithstanding the foregoing, but subject to the provisions of subsection 3.1.3. the amount of annual interest payable by Borrower during each twelve (12) month period from and after March 1, 2017 on the Loans shall in no event be less than the amount equal to $240,000 minus the sum of the following amounts paid by Borrower in such twelve (12) month period: (i) any Letter of Credit fees, (ii) the Unused Line Fee, and (iii) fees owing under the Fee Letter; provided however, that such minimum annual amount shall only apply during the periods from March 1, 2017 through February 28, 2019.

3.1.2    Default Rate of Interest. At the option of Administrative Agent, upon and after the occurrence of an Event of Default, and during the continuation thereof, all Obligations shall bear interest or earn fees at a rate per annum equal to 2.0% plus the rate otherwise applicable thereto (the “Default Rate”).

3.1.3    Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any provisions of this Agreement are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

3.2    Computation of Interest and Fees. Interest with respect to LIBOR Loans, Letter of Credit fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. Interest with respect to Base Rate Loans hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 365 days or 366 days, as applicable.

3.3    Fee Letter. Borrowers shall pay to Administrative Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Administrative Agent (the “Fee Letter”).

3.4    Letter of Credit Fees. Borrowers shall pay to Administrative Agent (i) for the ratable benefit of Revolving Credit Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Credit Loans multiplied by the aggregate undrawn available amount of such Letters of Credit outstanding from time to time during the term of this Agreement, (ii) for the benefit of Issuing Bank, all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or as advised by Administrative Agent or Issuing Bank, and (iii) for the benefit of Issuing Bank, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit outstanding from time to time during the term of this Agreement. Such fees and charges shall be payable quarterly in arrears on the first Business Day of each fiscal quarter or as advised by Administrative Agent or Issuing

Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.5    Unused Line Fee. Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Unused Line Fee Margin per annum multiplied by the average daily amount by which the Total Credit Facility exceeds the Aggregate Revolving Extensions and the Term Loan Advances outstanding; provided that, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Revolving Credit Loans for purposes of calculating the Unused Line Fee. The Unused Line Fee shall be payable monthly in arrears on the first Business Day of each month hereafter.

3.6    [Reserved]

3.7    Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) any Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (a) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (b) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, or (ii) any Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (a) any litigation, contest, dispute, suit, proceeding or action (whether instituted by any Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs, (b) any attempt to enforce any rights of Administrative Agent or any Lender against any Borrower or any other Person which may be obligated to Administrative Agent or any Lender by virtue of this Agreement or any of the other Loan Documents or (c) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral, including, without limitation, any excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof; then all such legal and accounting expenses, other costs and out-of-pocket expenses of Administrative Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that, in the case of each of clauses (i) and (ii), any such legal expenses shall be limited to one counsel for Administrative Agent and one local counsel in each appropriate jurisdiction, if necessary, and, in the case of clause (ii), one additional counsel for all Lenders other than Administrative Agent. All amounts chargeable to Borrowers under this Section 3.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Administrative Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time. Borrowers shall also reimburse Administrative Agent for expenses incurred by any Agent to the extent and in the manner provided in Sections 3.8 and 3.9 hereof.

3.8    Bank Charges. Borrowers shall pay to Administrative Agent, on demand, any and all fees, costs or expenses which Administrative Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Administrative Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Administrative Agent or any Lender of any check or item of payment received or delivered to Administrative Agent or any Lender on account of the Obligations.

3.9    Audits. Collateral Agent may, at Borrowers’ expense, conduct up to two audits per year of the books, records and Properties of Borrowers and such other matters as Collateral Agent shall deem appropriate in its reasonable credit judgment, which audits may be conducted by employees of Collateral Agent or by third parties hired by Collateral Agent. In addition, Collateral Agent may conduct (i) one additional audit per year at the Lenders’ expense and (ii) such additional audits, at Borrowers’ expense, as Collateral Agent shall require if an Event of Default has occurred and is continuing. Administrative Agent may, in its discretion upon prior notice to Borrowers, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor.

3.10    Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time.

3.11    Taxes.

3.11.1    No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than Excluded Taxes (collectively, “Indemnified Taxes”). If Applicable Law requires a deduction for any such Indemnified Taxes from or in respect of any sum payable hereunder to Administrative Agent, Issuing Bank or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Administrative Agent, Issuing Bank or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

3.11.2    Indemnification for Taxes. The Loan Parties shall jointly and severally indemnify Administrative Agent, Issuing Bank and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes payable or paid by Administrative Agent, Issuing Bank or such Lender or required to be withheld or deducted from a payment to Administrative Agent, Issuing Bank or such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Loan Parties by Issuing Bank or a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of Issuing Bank or a Lender, shall be conclusive absent manifest error. Notwithstanding any contrary provision in this Agreement, the obligation of the Loan Parties under this Section 3.11 shall survive the payment in full of the Obligations and the termination of this Agreement.

3.11.3    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to any payments made hereunder or under any other Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by the Loan Parties or Administrative Agent, such properly completed and executed documentation reasonably requested by the Loan Parties or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Loan Parties or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Loan Parties or Administrative Agent as will the Loan Parties Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing:

(i)    each U.S. Lender shall deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(ii)    each Foreign Lender shall deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), whichever of the following is applicable:

(a)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding, and such other documentation as required by the Code;

(b)    executed originals of IRS Form W-8ECI (or any successor forms);

(c)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) certificates substantially in the form of Exhibit 3.11 (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(d)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents (or successor forms) from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership (and not a participating lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of each such direct and indirect partner;

(iii)    any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Loan Parties and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Loan Parties or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Loan Parties or Administrative Agent to determine the withholding or deduction required to be made; and

(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Loan Parties and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Loan Parties or Administrative Agent as may be necessary for the Loan Parties and Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and/or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Loan Parties and Administrative Agent in writing of its inability to do so. Notwithstanding any other provisions of this subsection 3.11.3, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

3.12    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Documents, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii)    the effects of any Bail-In Action on any such liability, including, if applicable:

(a)    a reduction in full or in part or cancellation of any such liability;

(b)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 4. LOAN ADMINISTRATION

4.1    Procedures for Borrowing and LIBOR Option. Borrowings under the credit facility established pursuant to Section 2 hereof shall be as follows:

4.1.1    Loan Requests. Requests for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner:

(i)    Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $500,000 or an integral multiple of $100,000 in excess thereof in the case of Base Rate Revolving Credit Loans which are not Swingline Loans (with respect to which there shall be no minimum borrowing amount)) and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (New York time) on the proposed borrowing date (or in accordance with subsection 4.1.7 or 4.1.8, as applicable, in the case of a request for a LIBOR Loan). There shall be no minimum borrowing amount for Base Rate Revolving Credit Loans during the period of time Cash Dominion is in effect. Notwithstanding the foregoing, a notice of its intention to borrow shall not be required to be delivered if the Borrowers and Administrative Agent have implemented automatic sweep to line functionality such that Revolving Credit Loans are automatically funded to the Borrowers’ operating account to fund the payments of disbursements from such operating account.

(ii)    On the date on which any amount required to be paid under this Agreement, whether as interest, repayment of Swingline Loans pursuant to subsection 2.1.3, repayment of LC Obligations pursuant to Section 2.2, or for any other Obligation, becomes due and payable, Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall be deemed irrevocably to have made a request for a Revolving Credit Loan on such due date in the amount required to pay such interest or other Obligation.

4.1.2    Disbursement. The proceeds of each Revolving Credit Loan requested pursuant to subsection 4.1.1(i) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds, in the case of the initial requested borrowing, in accordance with the terms of the written disbursement letter from Borrower

Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent requested borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Administrative Agent from time to time or elsewhere if pursuant to a written direction from Borrower Representative. The proceeds of each Revolving Credit Loan that is deemed requested pursuant to subsection 4.1.1(ii) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Administrative Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Administrative Agent immediately upon the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Administrative Agent or any Lender.

4.1.3    Payment by Lenders. Administrative Agent shall give to each Lender prompt written notice by facsimile, e-mail or otherwise of the receipt by Administrative Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Pro Rata Percentage). Each Lender shall, not later than 12:00 p.m. (New York time) on such requested date, wire to a bank designated by Administrative Agent the amount of that Lender’s Pro Rata Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Administrative Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Administrative Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Administrative Agent made the Revolving Credit Loan shall reimburse Administrative Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Administrative Agent in its sole discretion) basis. On each such settlement date, Administrative Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Administrative Agent on such Lender’s behalf until Administrative Agent is reimbursed by such Lender, shall be paid to Administrative Agent for its own account.

4.1.4    Authorization. Borrowers hereby irrevocably authorize Administrative Agent, in Administrative Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Credit Loan), a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month or quarter, as the case may be, and to pay all fees, costs and expenses and other Obligations at any time owed by any Borrower to Administrative Agent or any Lender hereunder.

4.1.5    Letter of Credit Requests. A request for a Letter of Credit shall be made in the following manner: Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Administrative Agent and Issuing Bank a written notice of its request for the issuance of a Letter of Credit, not later than 11:00 a.m. (New York time), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the issuance date and format and wording for the Letter of Credit being requested (which shall be satisfactory to Administrative Agent and the Person being asked to issue such Letter of Credit). Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Administrative Agent and the Person being asked to issue the Letter of Credit, as well as any required resolutions and other documents.

4.1.6    Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Administrative Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Administrative Agent, (ii) Administrative Agent and Issuing Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit to them, and (iii) Administrative Agent may, in Administrative Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Administrative Agent or Issuing Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Administrative Agent nor Issuing Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Administrative Agent’s or Issuing Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent or Issuing Bank by any Borrower, and neither Administrative Agent nor Issuing Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan or Letter of Credit accepted by Administrative Agent and Issuing Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Administrative Agent and Issuing Bank, if applicable.

4.1.7    LIBOR Loan Request. By delivering a borrowing request to Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably request, on not less than three nor more than five Business Days’ notice, that a LIBOR Loan be made in a minimum amount of $500,000 and integral multiples of $100,000, with an Interest Period of one, two or three months. On the terms and subject to the conditions of this agreement, each LIBOR Loan shall be made available to Borrowers no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the applicable Borrower as shall have been specified in its borrowing request. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Loans with more than six different Interest Periods.

4.1.8    Continuation and Conversion Elections. By delivering a continuation/conversion notice to Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably elect, on not less than three nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any LIBOR Loan be converted on the last day of an Interest

Period into a LIBOR Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Loans may be converted to, or continued as, LIBOR Loans when any Default or Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Loans may be converted to LIBOR Loans of a different duration if such LIBOR Loans relate to any Derivative Obligations. If any Default or Event of Default has occurred and is continuing, or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Loan shall automatically be continued as a Base Rate Loan.

4.1.9    Voluntary Prepayment of LIBOR Loans. LIBOR Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable underlying agreements relating to such Derivative Obligations. Borrower Representative, on its own behalf and on behalf of each other Borrower, shall give Administrative Agent, no later than 10:00 a.m., New York time, at least four (4) Business Days’ notice of any proposed prepayment of any LIBOR Loan, specifying the proposed date of payment of such LIBOR Loan, and the principal amount to be paid. Each partial prepayment of the principal amount of any such LIBOR Loan shall be in a minimum amount of $500,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Loans and of all accrued interest on the principal repaid to the date of payment. Borrowers acknowledge that prepayment or acceleration of a LIBOR Loan during an Interest Period applicable thereto shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Loans shall be accompanied by, and Borrowers hereby promise to pay, on each date a LIBOR Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount equal to the loss, cost and expense incurred by each Lender attributable to such event (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans and any loss, expense or liability relating to any currency swap entered into by such Lender to fund such LIBOR Loan, but excluding loss of anticipated profits) (“LIBOR Loan Prepayment Fee”). A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this subsection 4.1.9 shall be delivered to Borrower Representative (with a copy to Administrative Agent) and shall be conclusive and binding absent manifest error.

4.2    Payments. The Obligations shall be payable as follows:

4.2.1    Principal.

(i)    Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Administrative Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the occurrence of an Event of Default in consequence of which Administrative Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (ii) termination of this Agreement pursuant to Section 5 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Credit Loans and then to LIBOR Revolving Credit Loans.

(ii)    Term Loan. Beginning on the first day of the second full month following each Term Loan Advance, and on the first day of each month thereafter, principal payable on account of such Term Loan Advance shall be paid in equal monthly installments equal to an amount sufficient to fully amortize the aggregate outstanding principal balance of such Term Loan Advance over an assumed term ending on the date which is sixty (60) months after the first payment on such Term Loan Advance. The entire remaining principal amount then outstanding, together with any and all other amounts due in respect of the Term Loan, shall be due and payable on the Term Loan Maturity Date.

4.2.2    Interest Provisions. Interest on the outstanding principal amount of any Loan shall be payable on each applicable Interest Payment Date.

4.2.3    Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Administrative Agent, as and when provided to Administrative Agent, Issuing Bank or a Lender, as applicable, or to any other Person designated by Administrative Agent, Issuing Bank or such Lender in writing.

4.2.4    Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Administrative Agent for distribution to Issuing Bank and Lenders, as applicable, as and when provided in this Agreement or the other Loan Documents.

4.2.5    LIBOR Loans. If the application of any payment made in accordance with the provisions of this Agreement would result in the prepayment, in whole or in part, of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, Borrowers shall pay to each Lender on the date of each such prepayment any applicable LIBOR Loan Prepayment Fees of such Lender; provided, that, if no Event of Default has occurred and is continuing at the time such payment is to be applied, the amount of such prepayment shall not be applied to such LIBOR Loan, but will, at Borrowers’ option, be held by Administrative Agent in a non-interest-bearing account at Bank, which account is in the name of Administrative Agent and from which account only Administrative Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied hereunder at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of an Event of Default, in which case, the LIBOR Loan Prepayment Fees shall be payable upon the occurrence of such Event of Default.

4.3    Mandatory and Optional Prepayments.

4.3.1    Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If any Loan Party sells any of the Collateral (other than any sales or dispositions permitted under any clause of subsection 9.2.8, except clause (ix) thereof) or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, as and when received by any Loan Party and as a mandatory prepayment of the Loans, as herein provided, a sum equal to 100% of the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Loan Party from such sale, loss, destruction or condemnation. To the extent that the Collateral sold, lost, destroyed or condemned consists of Equipment, real Property, Inventory, or other Property other than Accounts, the applicable prepayment shall be applied first, to the installments of principal due under the Term Loan ratably, to be applied to future installment payments in inverse order of maturity until paid in full, and second to repay outstanding principal of Revolving Credit Loans without a reduction of the Revolving Credit Commitments. To the extent that the Collateral sold, lost, destroyed or condemned consists of Accounts, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, without a reduction of the Revolving Credit Commitments. Notwithstanding the foregoing, if the proceeds of insurance (net of costs and taxes incurred) with respect to any loss or destruction of Equipment (other than Eligible Machinery and Equipment which constitutes the basis for any outstanding Term Loan Advance), or real Property (i) are less than $250,000, unless an Event of Default is then in existence, Administrative Agent shall remit such proceeds to Borrowers for use in replacing or repairing the damaged Collateral or (ii) are equal to or greater than $250,000 and Borrowers have requested that Administrative Agent agree to permit Borrowers or the applicable Loan Party to repair or replace the damaged Collateral, such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans until the earlier of Administrative Agent’s decision with respect thereto or the expiration of one hundred eighty (180) days from such request. If Administrative Agent agrees, in its reasonable judgment, to permit such repair or replacement under such clause (ii), such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the damaged Collateral; if Administrative Agent declines to permit such repair or replacement or does not respond to Borrowers within such one hundred eighty (180) day period, such amount shall be applied to the Loans in the manner specified in the second or third sentence of this subsection 4.3.1, as applicable, until payment thereof in full.

4.3.2    [Reserved]

4.3.3    Proceeds from Additional Indebtedness or Equity. If any Borrower receives proceeds of any additional Indebtedness incurred by such Borrower (other than Indebtedness permitted pursuant to subsection 9.2.2) or if any Borrower receives proceeds of any additional equity issued by such Borrower, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net proceeds to such Borrower of the incurrence of such Indebtedness or the issuance of such equity. Any such prepayment shall be applied to repay outstanding principal of Revolving Credit Loans without a reduction of the Revolving Credit Commitments.

4.3.4    Excess Revolving Credit Extensions. If at any time the Aggregate Revolving Extensions exceed the Line Cap at such time (except as a result of Overadvances permitted under subsection 2.1.2), Borrowers shall immediately repay the Revolving Credit Loans and/or cash collateralize the Letters of Credit in an aggregate amount equal to such excess.

4.3.5    Optional Reductions of Revolving Credit Commitments. Borrowers may, at their option from time to time but not more than once in any 12-month period upon not less than three (3) Business Days’ prior written notice to Administrative Agent, permanently reduce ratably in part, the unused portion of the Revolving Credit Commitments, provided, however, that (i) each such optional reduction shall be in an amount of $2,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) the aggregate of all optional reductions to the Revolving Credit Commitments may not exceed $5,000,000 during the Term. Except for charges under subsection 4.1.9, such prepayments shall be without premium or penalty.

4.3.6    Optional Prepayments. Borrowers may, at their option from time to time upon not less than three (3) days prior written notice to Administrative Agent, prepay installments of the Term Loan. Each such prepayment shall be applied to the installments of principal due under the Term Loan in the order of application designated by Borrower. Except for charges under subsection 4.1.9, such prepayments shall be without premium or penalty.

4.4    Application of Payments and Collections.

4.4.1    Collections. All items of payment received by Administrative Agent by 12:00 noon, New York time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, New York time, on any Business Day, in Administrative Agent’s discretion, shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 7.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 4.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default then exists. Administrative Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

4.4.2    Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). Prior to the occurrence of an Event of Default, all proceeds of Collateral shall be applied by Administrative Agent against the outstanding Obligations as otherwise provided in this Agreement. Anything contained herein or in any other Loan Document to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Administrative Agent or any Lender after the occurrence and during the continuance of an Event of Default and the resultant declaration that all Obligations are immediately due and payable shall be remitted to Administrative Agent and distributed as follows:

(i)    first, to the payment of any outstanding costs and expenses incurred by any Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by Borrowers under this Agreement, including, without limitation, under Sections 3.7, 3.9 and 13.2 hereof (such funds to be retained by the applicable Agent for its own account unless it has previously been reimbursed for such costs and expenses by Lenders, in which event such amounts shall be remitted to Lenders to reimburse them for payments theretofore made to such Agent);

(ii)    second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii)    third, to the payment of the principal balance of the Swingline Loans;

(iv)    fourth, to the payment of principal on the Revolving Credit Loans, the Term Loan, unpaid reimbursement obligations in respect of Letters of Credit, together with amounts to be held by Administrative Agent as collateral security for any outstanding Letters of Credit pursuant to subsection 11.3.5 hereof, amounts owing with respect to Derivative Obligations (other than Excess Derivative Obligations), the aggregate amount paid to, or held as collateral security for, Lenders (and their Affiliates, as applicable in the case of Derivative Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v)    fifth, to the payment of all other unpaid Obligations (including, without limitation, all Product Obligations not included in any of the preceding clauses of this subsection 4.4.2) and all other indebtedness, obligations, and liabilities of the Loan Parties to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi)    finally, to Borrowers or otherwise as required by law or court order.

Except as otherwise specifically provided for herein, Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by Administrative Agent or any Lender from or on behalf of Borrowers or any Guarantor, and Borrowers hereby irrevocably agree that Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by Administrative Agent or any Lender against the Obligations in the manner described above. In the event that the amount of any Derivative Obligation is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by Administrative Agent as collateral security (in a non-interest bearing account) until such Derivative Obligation is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.

4.5    All Loans to Constitute One Obligation. The Loans and LC Obligations shall constitute one general Obligation of Borrowers and shall be secured by Administrative Agent’s Lien upon all of the Collateral.

4.6    Loan Account. Administrative Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Administrative Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

4.7    Statements of Account. Administrative Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Administrative Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Administrative Agent is notified by Borrowers in writing to the contrary within thirty (30) days of the date each accounting is received by Borrowers. Such notice shall be deemed an objection only to those items specifically objected to therein.

4.8    Increased Costs. If any Change in Law on or after the date hereof (i) shall subject any Agent or any Lender to any tax, duty or other charge with respect to its Loans or its obligation to make Loans, or shall change the basis of taxation of payments to any Agent or any Lender of the principal of or interest on its Loans or any other amounts due under this Agreement in respect of its Loans or its obligation to make Loans (except for the introduction of, or change in the rate of, tax on the overall net income of any Agent or any Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which any Agent or any Lender is organized or in which any Agent’s or such Lender’s principal executive office is located); or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, any Agent or any Lender or shall impose on any Agent or any Lender or on the London interbank market any other condition affecting its Loans or its obligation to make Loans; and the result of any of the foregoing in clause (i) or (ii) is to increase the cost to an Agent or any Lender of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Administrative Agent or any Lender under this Agreement with respect thereto, then, within fifteen (15) days after demand by such Agent or such Lender, Borrowers shall pay to such Agent, for its own account or the account of the applicable Lender, such additional amount or amounts as will compensate such Agent or such Lender for such increased cost or reduction.

4.9    Basis for Determining Interest Rate Inadequate. In the event that Administrative Agent or any Lender shall have determined that (i) reasonable means do not exist for ascertaining LIBOR for any Interest Period; or (ii) dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Loan; then Administrative Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (x) any such requested LIBOR Loan shall be made as a Base Rate Loan, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Administrative Agent no later than 10:00 a.m. (New York time) three (3) Business Days’ prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of

LIBOR Loan, and (y) any Base Rate Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Base Rate Loan, or, if Borrowers shall notify Administrative Agent, no later than 10:00 a.m. (New York time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Loan.

4.10    Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 4.10 shall be made through Administrative Agent.

4.11    Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

4.11.1    The Unused Line Fee shall cease to accrue on the Revolving Credit Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to an Issuing Bank pursuant to subsection 4.11.2(v) below);

4.11.2    If any Swingline Loans or Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender then:

(i)    (A) the exposure under all or any part of any such Swingline Loans or Letters of Credit shall be reallocated among the applicable non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Loans outstanding, plus the LC Amount, plus the aggregate amount of Swingline Loans outstanding does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments; and (B) with respect to any such exposure so reallocated, each applicable non-Defaulting Lender shall be deemed to have irrevocably and unconditionally purchased from the applicable Swingline Lender or Issuing Bank an undivided interest and participation in the portion of each Swingline Loan or Letter of Credit so reallocated, in accordance with the applicable provisions of subsection 2.1.3 and Section 2.2. Subject to Section 3.12, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(ii)    if the reallocations described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Administrative Agent (after giving effect to any partial reallocation pursuant to clause (i) above) (x) first, prepay Swingline Loans in an amount equal to the product of such Defaulting Lender’s Pro Rata Percentage times the Swingline Loans outstanding, and (y) second, cash collateralize Letters of Credit in an amount equal to the product of such Defaulting Lender’s Pro Rata Percentage times the total LC Amount;

(iii)    if any portion of the Letters of Credit is cash collateralized pursuant to clause (ii) above, Borrowers shall not be required to pay the Letter of Credit fee described in clause (i) of Section 3.4 with respect to such portion so long as it is cash collateralized;

(iv)    if any portion of the exposure under Letters of Credit of such Defaulting Lender is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the Letter of Credit fee described in clause (i) of Section 3.4 with respect to such portion so reallocated to each such non-Defaulting Lender shall be paid to such non-Defaulting Lender; and

(v)    if any portion of the exposure under Letters of Credit of such Defaulting Lender is neither cash collateralized nor reallocated pursuant to this subsection 4.11.2, then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, the Unused Line Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such Letters of Credit) and the Letter of Credit fee described in clause (i) of Section 3.4 payable with respect to such Letters of Credit shall be payable to Issuing Bank until such Letters of Credit are fully cash collateralized and/or reallocated.

4.11.3    So long as any Lender is a Defaulting Lender, Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with subsection 4.11.2, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein).

4.11.4    Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise but excluding subsection 13.5.6) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any Applicable Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Loans or LC Obligations in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and LC Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of, or LC Obligations owed to, any Defaulting Lender.

4.11.5    In the event that Administrative Agent, Borrowers, Issuing Bank and Swingline Lender agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the exposure of the Lenders under the Swingline Loans and Letters of Credit shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 4.11 are in addition to other rights and remedies that Borrowers, Administrative Agent, Issuing Bank, Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 4.11 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5. TERM AND TERMINATION

5.1    Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of five years from the date hereof, through and including February 24, 2022 (the “Term”), unless terminated as provided herein.

5.2    Termination.

5.2.1    Termination by Lenders. Administrative Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice after the occurrence and during the continuance of an Event of Default.

5.2.2    Termination by Borrowers. Upon at least three (3) Business Days’ prior written notice to Administrative Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Administrative Agent’s reasonable satisfaction all of the Obligations (including any obligations in connection with Derivative Obligations of any Loan Party but excluding indemnity Obligations for which no claim has been made) in immediately available funds, all Letters of Credit have expired, terminated or have been cash collateralized or supported by a backstop letter of credit, in the case of any such cash collateralization or backstop letter of credit, at 105% of the face amount thereof to Administrative Agent’s reasonable satisfaction and Borrowers have complied with Section 3.6 and subsection 4.1.9. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice; provided, that a notice of termination may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

5.2.3    Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement, or, if later, upon the expiration of the Term. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Administrative Agent shall retain its Liens in the Collateral and Administrative Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations (other than indemnity Obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 3.6 and subsection 4.1.9 resulting from such termination and all Letters of Credit have expired, terminated or have been cash collateralized or supported by a backstop letter of credit, in the case of any such cash collateralization or backstop letter of credit, at 105% of the face amount thereof to Administrative Agent’s reasonable satisfaction. Notwithstanding the foregoing or the payment in full of the Obligations, Administrative Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Administrative Agent may incur as a result of dishonored checks or other items of payment received by Administrative Agent from any Borrower or any Account Debtor and applied to the Obligations, Administrative Agent shall, at its option, (i) have received a written agreement satisfactory to Administrative Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Administrative Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Administrative Agent, in its reasonable discretion, may deem necessary to protect Administrative Agent and each Lender from any such loss or damage.

SECTION 6. SECURITY INTERESTS

6.1    Security Interest in Collateral.

6.1.1    Grant of Security Interest by Borrowers. To secure the prompt payment and performance to Administrative Agent and each Lender of the Obligations, each

Borrower hereby grants to Administrative Agent for the benefit of itself and each Lender a continuing Lien upon all of such Borrower’s assets, including all of the following Property and interests in Property of such Borrower (other than Excluded Property), whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)    Accounts;

(ii)    Certificated Securities;

(iii)    Chattel Paper;

(iv)    Commercial Tort Claims, including, without limitation, any Commercial Tort Claims set forth on Schedule 6.1 hereto;

(v)    Computer Hardware and Software and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(vi)    Contract Rights;

(vii)    Deposit Accounts;

(viii)    Documents;

(ix)    Equipment;

(x)    Financial Assets;

(xi)    Fixtures;

(xii)    General Intangibles, including Payment Intangibles;

(xiii)    Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiv)    Instruments;

(xv)    Intellectual Property;

(xvi)    Inventory;

(xvii)    Investment Property;

(xviii)    money (of every jurisdiction whatsoever);

(xix)    Letter of Credit Rights;

(xx)    Payment Intangibles;

(xxi)    Security Entitlements;

(xxii)    Supporting Obligations;

(xxiii)    Uncertificated Securities; and

(xxiv)    to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

6.1.2    Grant of Security Interest by Holding. To secure prompt payment and performance to Administrative Agent and each Lender of the Obligations, Holding hereby grants to Administrative Agent, for the benefit of itself and each Lender, a continuing Lien upon all Equity Interests, whether certificated or uncertificated, in Parent and in each other immediate Subsidiary of Holding which becomes a Loan Party hereunder, whether now owned or existing or hereafter created, together with all books, records, evidence of ownership and other property relating to, used or useful in connection with or evidencing the foregoing, and all Proceeds of the foregoing. Reference is hereby made to that certain Pledge Agreement, dated on or about the date hereof, executed by Holding, in favor of Administrative Agent, for further provisions of this grant by Holding of a security interest in such Equity Interests and Administrative Agent’s rights and remedies in connection therewith.

6.1.3    Grant of Security Interest by Parent. To secure prompt payment and performance to Administrative Agent and each Lender of the Obligations, Parent hereby grants to Administrative Agent, for the benefit of itself and each Lender, a continuing Lien upon all Equity Interests, whether certificated or uncertificated, in Quest, whether now owned or existing or hereafter created, together with all books, records, evidence of ownership and other property relating to, used or useful in connection with or evidencing the foregoing, and all Proceeds of the foregoing. Reference is hereby made to that certain Pledge Agreement, dated on or about the date hereof, executed by Parent, in favor of Administrative Agent, for further provisions of this grant by Parent of a security interest in such Equity Interests and Administrative Agent’s rights and remedies in connection therewith.

6.2    Other Collateral.

6.2.1    Commercial Tort Claims. The Borrowers shall promptly notify Administrative Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Administrative Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Administrative Agent to give Administrative Agent a security interest in any such Commercial Tort Claim. The Borrowers represent and warrant that as of the date of this Agreement, except as set forth on Schedule 6.1 hereto, to their knowledge, no Borrower possesses any Commercial Tort Claims.

6.2.2    Other Collateral. The Borrowers shall promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Administrative Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Administrative Agent control with respect to such Collateral; promptly notify Administrative Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Administrative Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Administrative Agent to deliver to Administrative Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Administrative Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Administrative Agent.

6.3    Lien Perfection; Further Assurances. The Loan Parties authorize the filing of such UCC-1 financing statements as are required by the UCC and shall execute such other instruments, assignments or documents as are necessary to perfect Administrative Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Administrative Agent’s Lien upon the Collateral, including, without limitation, as to the Borrowers, the filing of UCC-1 financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 6.1, on such Borrower’s behalf. Each Loan Party also hereby ratifies its authorization for Administrative Agent to have filed in any jurisdiction any such UCC-1 financing statements or amendments thereto if filed prior to the date hereof. At Administrative Agent’s request, each Loan Party shall also promptly execute or cause to be executed and shall deliver to Administrative Agent any and all documents, instruments and agreements deemed necessary by Administrative Agent, to give effect to or carry out the terms or intent of the Loan Documents.

6.4    Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of the Borrowers described therein. If any Borrower shall acquire at any time or times hereafter any interest in other real Property (other than Excluded Property), such Borrower agrees promptly to execute and deliver to Administrative Agent, for its benefit and the benefit of Lenders, as additional security and Collateral for the Obligations, a Mortgage covering such real Property, which Mortgage shall be reasonably satisfactory in form and substance to Administrative Agent. Each Mortgage shall be duly recorded (at the Loan Parties’ expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect of any real Property subject to a Mortgage, the Borrowers shall deliver to Administrative Agent, at the Borrowers’ expense, each of the other Related Real Estate Documents.

SECTION 7. COLLATERAL ADMINISTRATION

7.1    General.

7.1.1    Location of Collateral. Set forth on Schedule 7.1.1 hereto are (i) each Loan Party’s chief executive office, (ii) the locations at which each Borrower maintains its books and records relating to Accounts and General Intangibles, (iii) each other business location of the Loan Parties and (iv) each location (including bailees, warehouses, consignees and similar parties) at which Collateral, other than Inventory in transit and motor vehicles are located. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by the Loan Parties at one or more of the business locations set forth in Schedule 7.1.1 hereto, as updated by the Loan Parties providing prior written notice to Administrative Agent of any new location.

7.1.2    Insurance of Collateral. The Borrowers shall at all times maintain and pay for insurance upon all Collateral wherever located and with respect to the business of the Borrowers, covering casualty, hazard, public liability, workers’ compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. The Borrowers shall provide that such policies shall include satisfactory endorsements, naming Administrative Agent as a loss payee or additional insured, as appropriate, as its interest may appear. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than ten (10) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for nonpayment of premium and not less than thirty (30) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of their Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by such policy. All proceeds of business interruption insurance (if any) of the Borrowers shall be remitted to Administrative Agent for application to the outstanding balance of the Revolving Credit Loans.

Unless the Borrowers provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at the Borrowers’ expense to protect Administrative Agent’s interests in the Properties of the Borrowers. This insurance may, but need not, protect the interests of the Borrowers. The coverage that Administrative Agent purchases may not pay any claim that any Borrower makes or any claim that is made against any Borrower in connection with such Property. The Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that the Borrowers have obtained insurance as required by this Agreement. If Administrative Agent purchases insurance, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that the Borrowers may be able to obtain on their own.

7.1.3    Protection of Collateral. Neither Administrative Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Administrative Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at the Loan Parties’ sole risk.

7.2    Administration of Accounts.

7.2.1    Records, Schedules and Assignments of Accounts. The Borrowers shall keep records that are accurate and complete, in all material respects, of their Accounts and all payments and collections thereon and shall submit to Collateral Agent on such periodic basis as Collateral Agent shall request, in its reasonable credit judgment, a sales and collections report for the preceding period, in form acceptable to Collateral Agent, in its reasonable credit judgment, and consistent with the reports currently prepared by the Borrowers with respect to such information/acceptable to Collateral Agent. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 9.1.4, or more frequently as requested by Collateral Agent or during the existence of an Event of Default, from and after the date hereof, the Borrowers shall deliver to Collateral Agent a detailed aged trial balance of all of their Accounts and a detailed description with respect to any unbilled Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by the Borrowers with respect to such information (“Schedule of Accounts”), and upon Collateral Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Collateral Agent shall request, in its reasonable credit judgment. If requested by Collateral Agent in writing, upon the occurrence and during the continuation of an Event of Default, the Borrowers shall execute and deliver to Collateral Agent formal written assignments of all of their Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto and a detailed description with respect to any unbilled Accounts.

7.2.2    Discounts; Allowances; Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, the Borrowers shall report such discounts, allowances or credits, as the case may be, to Collateral Agent as part of the next required Schedule of Accounts.

7.2.3    Account Verification. Any of Collateral Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of Collateral Agent, any designee of Collateral Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. The Borrowers shall cooperate fully with Collateral Agent in an effort to facilitate and promptly conclude any such verification process.

7.2.4    Maintenance of Blocked Accounts. Within sixty (60) days of the Closing Date, or such later date as shall be agreed to by Administrative Agent, in its sole discretion, Quest and the other Loan Parties will maintain their primary depository, blocked account and cash management relationship with Administrative Agent or its affiliate. The Administrative Agent shall have control of all deposit and securities accounts of all Borrowers pursuant to executed control agreements and other executed documentation as shall be required by Administrative Agent, in its sole discretion, such documentation to be in form and substance satisfactory to Administrative Agent and delivered to Administrative Agent, it being understood and agreed that, other than with respect to any Excluded Deposit Account, Quest and the other Borrowers will cause or direct all cash to be transferred daily to, or otherwise maintained in, accounts subject to a blocked account agreement and that, unless a Cash Dominion Suspension Period is in effect, Administrative Agent shall at all times require that all such cash be swept on a daily basis to an account of Administrative Agent to be applied by Administrative Agent to repay outstanding Revolving Credit Loans, Swingline Loans, LC Obligations, other amounts then due and payable, and, if an Event of Default exists, to cash collateralize outstanding Letters of Credit in an amount equal to 105% of the face amount thereof (“Cash Dominion”). With respect to any deposit accounts not maintained with Administrative Agent or its affiliate, Borrowers shall maintain blocked deposit accounts pursuant to lockbox and blocked account arrangements reasonably acceptable to Administrative Agent with such banks as may be selected by the Borrowers and be reasonably acceptable to Administrative Agent; provided, that Administrative Agent hereby agrees that it shall not institute or otherwise require a control agreement and/or blocked account agreement with regard to any Excluded Deposit Account maintained by any Borrower. Administrative Agent shall have control over and a Lien on all funds deposited in any blocked account, for the ratable benefit of Lenders, and, with respect to deposit accounts not maintained with Administrative Agent or its affiliate, the Borrowers shall obtain the agreement by such banks in favor of Administrative Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited (except to the extent of any such bank’s customary fees). Such lockbox and blocked account arrangements shall include irrevocable instructions directing such banks to remit all payments or other remittances received in the blocked accounts on a daily basis to an account of Administrative Agent for application on account of the Obligations to the extent provided for herein. At any time Cash Dominion is in existence, Administrative Agent shall have the right to issue to any such banks irrevocable instructions directing such banks to remit all payments or other remittances received in the blocked accounts to an account of Administrative Agent for application on account of the Obligations as provided herein. Administrative Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.

7.2.5    Collection of Accounts; Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or blocked account established pursuant to subsection 7.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Administrative Agent. All remittances received by any Borrower in respect of Accounts, together with the proceeds of any other Collateral, shall be held as Administrative Agent’s property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Administrative Agent’s benefit and such Borrower shall immediately deposit the same in a blocked account established pursuant to subsection 7.2.4. Administrative Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of

Default to notify Account Debtors that the Borrowers’ Accounts have been assigned to Administrative Agent and to collect the Borrowers’ Accounts directly in its own name, or in the name of Administrative Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to the Borrowers.

7.2.6    Taxes. If an Account includes a charge for any tax payable to any Governmental Authority, Administrative Agent is authorized, in its sole discretion, to pay the amount thereof to the proper Governmental Authority for the account of the Borrowers and to charge the Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which the Borrowers maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Administrative Agent or any Lender be liable for any taxes to any Governmental Authority that may be due by any Borrower.

7.3    [Reserved]

7.4    Administration of Eligible Machinery and Equipment. The Borrowers shall keep records of their Eligible Machinery and Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Eligible Machinery and Equipment, and the Borrowers shall, and shall cause each of their Subsidiaries to, furnish Administrative Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Administrative Agent. Promptly after the request therefor by Administrative Agent, the Borrowers shall deliver to Administrative Agent any and all evidence of ownership, if any, of any of their Eligible Machinery and Equipment.

7.5    Payment of Charges. All amounts chargeable to the Loan Parties under Section 7 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Credit Loans from time to time.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1    General Representations and Warranties. To induce Administrative Agent and each Lender to enter into this Agreement and to make advances hereunder, the Loan Parties represent and warrant to Administrative Agent and each Lender, on a joint and several basis, that:

8.1.1    Qualification. Each Loan Party and each of its Restricted Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Loan Party and each of its Restricted Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Schedule 8.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2    Power and Authority. Each Loan Party and each of its Restricted Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders, partners or members, as the case may be, of any Loan Party or any of the shareholders, partners or members, as the case may be, of any Restricted Subsidiary of any Loan Party; (ii) contravene any Loan Party’s or any of its Restricted Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, articles or certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Loan Party or any of its Restricted Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party or any of its Restricted Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Loan Party or any of its Restricted Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Loan Party or any of its Restricted Subsidiaries.

8.1.3    Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Loan Party and each of its Restricted Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4    Capital Structure. Schedule 8.1.4 hereto states, as of the date hereof, (i) the number, nature and holder of all outstanding Equity Interests of each Loan Party and each Subsidiary of any Loan Party, and (ii) the name of each Loan Party’s and each of its Subsidiaries’ joint venture relationships and the nature of the relationship. Each Loan Party has good title to all of the Equity Interests it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Equity Interests or obligations convertible into, or any powers of attorney relating to any Equity Interests of any Loan Party or any of its Subsidiaries. Except as set forth on Schedule 8.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Loan Party’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Equity Interests.

8.1.5    Names; Organization. Within the five (5) years prior to the Closing Date, neither any Loan Party nor any of their respective Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Schedule 8.1.5 hereto. Within the five (5) years prior to the Closing Date, except as set forth on Schedule 8.1.5, neither any Loan Party nor any of their respective Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. The exact legal name, jurisdiction of incorporation or organization, Type of Organization and Organizational I.D. Number of each Loan Party and each of their respective Subsidiaries is set forth on Schedule 8.1.5.

8.1.6    Title to Properties; Priority of Liens. Each Loan Party and each of its Restricted Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Loan Party and each of its Restricted Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Loan Party’s or such Restricted Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Administrative Agent under Section 6 hereof are first priority Liens, subject only to Permitted Liens.

8.1.7    Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts or Eligible Unbilled Accounts, on all statements and representations made by the with respect to any Account or Accounts. With respect to each of the Borrower’s Accounts, whether or not such Account is an Eligible Account or an Eligible Unbilled Account, unless otherwise disclosed to Administrative Agent in writing:

(i)    It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii)    It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;

(iii)    It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which (other than in the case of an Eligible Unbilled Account) has been furnished or is available to Administrative Agent;

(iv)    There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Administrative Agent with respect thereto;

(v)    To the best of such Borrower’s knowledge, the Account Debtor thereunder (a) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (b) such Account Debtor is Solvent; and

(vi)    To the best of such Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectability of such Account.

8.1.8    Equipment. The Equipment of each Borrower is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear expected. No Borrower will permit any Equipment to become affixed to any real Property leased to any Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Administrative Agent, and the Borrowers will not permit any of the Equipment of any Borrower to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Administrative Agent.

8.1.9    Financial Statements; Fiscal Year. The audited Consolidated balance sheets of Holding and its Subsidiaries as of December 31, 2015, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP and present fairly in all material respects the financial positions of Holding and such Persons at such dates and the results of Holding’s and such Persons’ operations for such periods. As of the date hereof, since December 31, 2015, there has been no material adverse change in the financial position of Holding and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Holding and each of its Subsidiaries ends on December 31 of each year.

8.1.10    Full Disclosure. The financial statements referred to in subsection 8.1.9 hereof do not, nor does this Agreement or any other written statement of the Loan Parties to Administrative Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Loan Parties have failed to disclose to Administrative Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

8.1.11    Solvent Financial Condition. Each Loan Party and each of its Restricted Subsidiaries is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit to be issued hereunder and the consummation of each other Closing Date Transaction, will be, Solvent.

8.1.12    Taxes. Each Loan Party and each of its Restricted Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Loan Party and each of its Restricted Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Loan Party and each of its Restricted Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

8.1.13    Brokers. Except as shown on Schedule 8.1.13 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any other Closing Date Transactions.

8.1.14    Patents, Trademarks, Copyrights and Licenses. Each Borrower owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on Schedule 8.1.14 hereto. No claim has been asserted to any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of the Borrowers and except as set forth on Schedule 8.1.14 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s material Intellectual Property. Except as set forth on Schedule 8.1.14, each Borrower’s (i) material patents, trademarks, service marks and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (a) permit, and do not restrict, the assignment by any Borrower to Administrative Agent, or any other Person designated by Administrative Agent, of all of such Borrower’s rights, title and interest pertaining to such license agreement or such similar arrangement and (b) would permit the continued use by such Borrower, or Administrative Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including, without limitation, the exercise by Administrative Agent of any of its rights or remedies under Section 11, will not result in the termination or impairment of any of such Borrower’s ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Schedule 8.1.14 and except as could not reasonably be expected to have a Material Adverse Effect, (i) no Borrower is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of the Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

8.1.15    Governmental Consents. Each Loan Party and each of its Restricted Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

8.1.16    Compliance with Laws; Environmental.

(i)    Each Loan Party and each of its Restricted Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with,

the provisions of all federal, state, local and foreign laws, rules and regulations applicable to such Loan Party or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of non-compliance issued to any Loan Party or any of its Restricted Subsidiaries under any such law, rule or regulation, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its Restricted Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state, local and foreign rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

(ii)    Except as disclosed on Schedule 8.1.16, none of the past or present operations or real Properties of any Loan Party or any of its Restricted Subsidiaries are subject to any federal, state, local or foreign investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. Except as disclosed on Schedule 8.1.16, no Loan Party or any of their Restricted Subsidiaries has received any Environmental Notice. No Loan Party or any of their Restricted Subsidiaries has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any real Properties now or previously owned, leased or operated by it, except as could not reasonably be expected to have a Material Adverse Effect.

8.1.17    Restrictions. Neither any Loan Party nor any of its Restricted Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Schedule 8.1.17 hereto, none of which prohibits the execution of or compliance with this Agreement or the other Loan Documents by any Loan Party or any of its Restricted Subsidiaries, as applicable.

8.1.18    Litigation. Except as set forth on Schedule 8.1.18 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Loan Parties, threatened, against or affecting any Loan Party or any of its Restricted Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Loan Party or any of its Restricted Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Restricted Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.1.19    No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Loan Party’s performance hereunder, constitute a Default or an Event of Default.

8.1.20    Pension Plans. Except as disclosed on Schedule 8.1.20 hereto, neither any Loan Party nor any of its Restricted Subsidiaries has any Plan. Each Loan Party and each of its Restricted Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of the Loan Parties and their Restricted Subsidiaries exists in connection with any Plan. Neither any Loan Party nor any of their Restricted Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

8.1.21    Trade Relations. There exists no actual or, to the Loan Parties’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Loan Party or any of its Restricted Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of the Loan Parties and their Restricted Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Loan Party or any of its Restricted Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

8.1.22    Labor Relations. Except as described on Schedule 8.1.22 hereto, as of the date hereof, neither any Loan Party nor any of its Restricted Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Loan Party’s or any of its Restricted Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

8.1.23    Leases. Schedule 8.1.23 hereto is a complete listing of all capitalized leases of the Loan Parties and their Restricted Subsidiaries and all real property leases of the Loan Parties and their Restricted Subsidiaries. Each Loan Party and each of its Restricted Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.1.24    [Reserved.]

8.1.25    Related Businesses. As of the Closing Date, the Loan Parties are engaged in the business of providing businesses with one-step management programs to reuse, recycle and dispose of a wide variety of waste streams and recyclables generated by their business. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Loan Parties, as required for the continued successful operation of the Loan Parties taken as a whole. Each Loan Party and each Restricted Subsidiary of each Loan Party expects to derive benefit (and the Board of Directors or equivalent governing body of each Loan Party and each Restricted Subsidiary of each Loan Party has determined that such Loan Party or Restricted Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Loan Party and each Restricted Subsidiary of each Loan Party is dependent on the continued successful performance of the functions of the group as a whole. Each Loan Party acknowledges that, but for the agreement of each of the other Loan Parties to execute and deliver this Agreement, Administrative Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

8.1.26    Not a Regulated Entity. No Loan Party is an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940.

8.1.27    Margin Stock. No Loan Party or any of their Restricted Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by the Loan Parties to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.

8.1.28    Foreign Assets Control Regulations and Anti-Money Laundering.

(i)    No Loan Party nor any Subsidiary is (i) a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(ii)    Each of the Loan Parties and their Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.1.29    EEA Financial Institution. No Borrower is an EEA Financial Institution.

8.2    Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Loan Party’s or one of any Loan Party’s Restricted Subsidiary’s business or operations that would render the information in any Schedule attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes, such changes are expressly permitted by this Agreement or such changes do not have or evidence a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 4.1.1 hereof shall constitute a reaffirmation, as of the date of each such Loan request, of each representation or warranty made or furnished to Administrative Agent or any Lender by or on behalf of any Loan Party or any Subsidiary of any Loan Party in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

8.3    Survival of Representations and Warranties. All representations and warranties of the Loan Parties contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Administrative Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1    Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), the Loan Parties covenant that they shall:

9.1.1    Visits and Inspections; Lender Meeting. Permit (i) representatives of each Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Loan Party and each of its Restricted Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Loan Party’s and each of its Restricted Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) auditors engaged pursuant to Section 3.9 (whether or not personnel of any Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Loan Party and each of its Restricted Subsidiaries, for the purpose of completing audits pursuant to Section 3.9. Each Agent, if no Default or Event of Default then exists, shall give the Loan Parties reasonable prior notice of any such inspection or audit. Without limiting the foregoing, the Loan Parties will participate and will cause their key management personnel to participate in a meeting with Administrative Agent and Lenders periodically during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Administrative Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Administrative Agent.

9.1.2    Notices.

(i)    Notify Administrative Agent, for itself and on behalf of Lenders, in writing, promptly after a Loan Party’s obtaining knowledge thereof, of any of the following that affects a Loan Party: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract; (c) the existence of any Default or Event of Default; (d) any judgment in an amount exceeding $500,000; (e) the assertion of any claim in respect of material Intellectual Property, if an adverse resolution could reasonably be expected to have a Material Adverse Effect;

(f) any violation or asserted violation of any (1) Anti-Terrorism Law or (2) any other Applicable Law if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any Environmental Release by a Loan Party or on any Property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice; (h) the discharge of or any withdrawal or resignation by Loan Parties’ independent accountants; (i) any material change in accounting or financial reporting practices; (j) the filing of any documentation with the IRS or any other Governmental Authority outside the ordinary course of business, or (k) actual termination, cancellation or material limitation of or any actual material negative modification in or material change in the business relationship or agreements with any Account Debtor whose business with Borrowers constitutes more than 20% of Borrowers’ total revenue.

(ii)    Promptly notify Administrative Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, the Loan Parties agree to provide Administrative Agent with prompt written notice of any change in the information disclosed in any Schedule hereto, as required under this Agreement, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

9.1.3    Financial Statements. Keep, and cause each of their Restricted Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Administrative Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis:

(i)    not later than one hundred twenty (120) days after the close of each fiscal year of Holding, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Holding and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent (it being acknowledged by Administrative Agent that Semple, Marchal & Cooper, LLP is acceptable) and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(ii)    not later than forty five (45) days after the end of each fiscal quarter (but not including the last fiscal quarter of Holding’s fiscal year), unaudited interim financial statements of Holding and its Subsidiaries as of the end of such fiscal quarter and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Holding as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Holding and its Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end or quarterly adjustments;

(iii)    not later than forty five (45) days after the end of the last fiscal quarter, unaudited preliminary financial statements (balance sheet, income statement and cash flow statement without notes) of Holding and its Subsidiaries as of the end of such fiscal quarter and the fiscal year then elapsed, on a Consolidated basis, presenting the financial position and results of operations of Holding and its Subsidiaries for such fiscal quarter and period subject to changes from audit and year-end or quarterly adjustments;

(iv)    not later than forty-five (45) days after the end of each month hereafter, unaudited interim financial statements of Holding and its Subsidiaries (balance sheet, income statement and cash flow statement without notes) as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, presenting the financial position and results of operations of Holding and its Subsidiaries for such month and period subject to changes from audit and year-end, quarterly or monthly adjustments;

(v)    together with each delivery of financial statements pursuant to clauses (i) and (ii) of this subsection 9.1.3, a management report (a) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 9.1.7 and (b) identifying the reasons for any significant variations;

(vi)    together with each delivery of financial statements pursuant to clauses (i), (ii), and (iii) of this subsection 9.1.3, or more frequently if reasonably requested by Administrative Agent, Holding shall cause to be prepared and furnished to Administrative Agent a Compliance Certificate in the form of Exhibit 9.1.3 hereto (a “Compliance Certificate”);

(vii)    together with each delivery of financial statements pursuant to clauses (i), (ii), and (iii) of this subsection 9.1.3, a management report setting forth the individual consolidating amounts for Holding and its Subsidiaries and eliminations that reconcile to the financial statements pursuant to clauses (i), (ii), and (iii) of this subsection 9.1.3;

(viii)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Loan Party has made available to holders of its public Equity Interests and copies of any regular, periodic and special reports or registration statements which any Loan Party or any of its Restricted Subsidiaries files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor or any national securities exchange;

(ix)    upon request of Administrative Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and

(x)    such other data and information (financial and otherwise) as Administrative Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or the Loan Parties’ or any of their Restricted Subsidiaries’ financial condition or results of operations.

9.1.4    Borrowing Base Certificates. On or before the last day of each month from and after the date hereof, the Borrowers shall deliver to Collateral Agent, in form acceptable to Collateral Agent, a Borrowing Base Certificate as of the last day of the immediately preceding month, with such supporting materials as Collateral Agent shall reasonably request. Notwithstanding the foregoing, the Borrowing Base Certificate as of January 31, 2017, will be due March 3, 2017. If Collateral Agent shall request at any time (i) an Event of Default has occurred and is continuing or (ii) Excess Liquidity Percentage is less than 20% or (iii) Excess Liquidity is less than $4,000,000, the Borrowers shall execute and deliver to Collateral Agent Borrowing Base Certificates on or before the third (3rd) Business Day of each week, provided that any referenced amounts with respect to unbilled Accounts will continue to be updated monthly. Together with each delivery of a Borrowing Base Certificate, the Borrower Representative shall deliver to Collateral Agent, in the form reasonably acceptable to Collateral Agent, (i) reconciliations of the Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to each Borrower’s accounts receivable agings, to such Borrower’s general ledger and to such Borrower’s most recent financial statements and all with supporting materials as Collateral Agent shall reasonably request.

9.1.5    Landlord, Processor and Storage Agreements. Provide Administrative Agent with copies of all agreements between any Loan Party or any of its Restricted Subsidiaries and any landlord which owns or is the lessee of any premises at which any books and records may, from time to time, be kept. In the event the Borrowers do not provide Administrative Agent with a landlord waiver with respect to any such leased location within thirty (30) days of the Closing Date, the Borrowers acknowledge that Collateral Agent may, in Collateral Agent’s reasonable credit judgment, establish a Reserve in the amount of three months’ rent for such location.

9.1.6    Guarantor Financial Statements. Deliver or cause to be delivered to Administrative Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Administrative Agent under subsection 9.1.3) in form and substance satisfactory to Administrative Agent at such intervals and covering such time periods as Administrative Agent may request.

9.1.7    Projections. No later than thirty (30) days after the end of each fiscal year of Holding, deliver to Administrative Agent the Projections of each of Holding and each of its Subsidiaries for the forthcoming fiscal year, month by month.

9.1.8    Subsidiaries. Cause (i) each Subsidiary of each Loan Party (other than an Unrestricted Subsidiary) hereafter acquired or created, or (ii) each Unrestricted Subsidiary which hereafter ceases to be an Unrestricted Subsidiary because of the provisions of the definition of “Unrestricted Subsidiary”, to execute and deliver to Administrative Agent a joinder agreement in form and substance reasonably acceptable to Administrative Agent whereby such Subsidiary would become either an additional Borrower or Guarantor hereunder, the determination as to whether such Subsidiary shall be a Borrower or a Guarantor in the case of clause (i) above to be made by Administrative Agent, in its sole discretion, and the determination as to whether such Subsidiary shall be a Borrower or a Guarantor in the case of clause (ii) above, to be made pursuant to the relevant provisions of the definition of “Unrestricted Subsidiary”. A Subsidiary which becomes a Borrower hereunder shall by such joinder become a party to this Agreement as a “Borrower” and subject to the terms, conditions and provisions of this Agreement, which shall include, without limitation, a grant to Administrative Agent pursuant to subsection 6.1.1 hereof of a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in subsection 6.1.1; provided, however, prior to the inclusion of any Accounts of such Borrower in the Borrowing Base, Administrative Agent shall be satisfied with the results of a field exam, conducted at the Loan Parties’ expense, as to such Accounts. A Subsidiary which becomes a Guarantor hereunder shall by such joinder become a party to this Agreement as a “Guarantor” and subject to the terms, conditions and provisions of this Agreement, and in addition to but not in limitation of the foregoing, shall grant to Administrative Agent, for the benefit of itself and each Lender, a continuing Lien upon all Equity Interests, whether certificated or uncertificated, in each of its Subsidiaries which are Loan Parties, and comply with the provisions of subsection 6.1.3 hereof as if it were an original party to this Agreement, except that the reference to “Parent” shall be construed to be a reference to such Guarantor and the reference to “Quest” shall be construed to be a reference to such Subsidiary and the reference to “Pledge Agreement” shall be construed to be a reference to the Pledge Agreement in form and substance satisfactory to Administrative Agent, Guarantor shall be required to execute in connection with becoming a Guarantor hereunder.

9.1.9    Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower at any time opens after the Closing Date, the Borrowers shall cause the depository bank or securities intermediary, as applicable, to enter into a control agreement and/or blocked account agreement in accordance with subsection 7.2.4, except to the extent any such agreement is not required thereunder.

9.1.10    Use of Proceeds. The Revolving Credit Loans and Term Loans shall be used solely for (i) the satisfaction of existing Indebtedness of Quest to Regions Bank, Regions Equipment Finance Corporation and Regions Commercial Equipment Finance, LLC, (ii) the Loan Parties’ general operating capital needs and general corporate purposes in a manner consistent with the provisions of this Agreement and all Applicable Law, and (iii) other purposes permitted under this Agreement.

9.1.11    Compliance with Laws. Comply with all (i) Anti-Terrorism Laws and (ii) other Applicable Laws if the failure to comply with such other Applicable Laws could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Loan Party or Restricted Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

9.1.12    Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable (i) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, which, if unpaid, could reasonably be expected to result in the creation of a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained and (ii) all material lawful claims which, if unpaid, would by law become a Lien upon its property, unless such claims would not become a Lien on the Collateral and the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained.

9.1.13    Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence under the Applicable Law of the jurisdiction of its organization, other than as a result of a transaction expressly permitted hereunder.

9.1.14    Maintenance of Properties, Permits, Etc. (i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear and casualty or condemnation excepted, and make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice, (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) preserve or renew all of its registered patents, trademarks, service marks and copyrights, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

9.1.15    Post-Closing Covenants. (i) Comply with the requirements set forth in Section 7.2.4 and Section 9.1.5, on or before the date specified therein, time being of the essence and (ii) within thirty (30) days of the Closing Date, or such later date as shall be agreed to by Administrative Agent, in its sole discretion, deliver to Administrative Agent lender loss payee, additional insured, and any other insurance endorsements required herein, in each case in favor of Administrative Agent and in forma and substance acceptable to Administrative Agent, in its sole discretion.

9.2    Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), the Loan Parties covenant that they shall not:

9.2.1    Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Restricted Subsidiary of any Loan Party to merge or consolidate, with any Person; nor change its or any of its Restricted Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Restricted Subsidiaries’ legal name; nor acquire, nor permit any of its Restricted Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

(i)    any merger or consolidation of a Loan Party or any Restricted Subsidiary of a Loan Party with another Loan Party or another wholly-owned Restricted Subsidiary of a Loan Party; provided, that a Borrower shall be the surviving entity in any merger or consolidation involving a Borrower;

(ii)    acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures permitted under subsection 9.2.7; and

(iii)    Permitted Acquisitions.

9.2.2    Indebtedness. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary of any Loan Party to create, incur or suffer to exist, any Indebtedness, except:

(i)    the Obligations;

(ii)    [Reserved];

(iii)    Indebtedness existing on the date of this Agreement and listed on Schedule 9.2.2;

(iv)    Permitted Purchase Money Indebtedness;

(v)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and other Indebtedness in respect of obligations under any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, return items, purchasing card, travel and entertainment card, credit or debit card, electronic funds transfer, automated clearing house transfers of funds and other cash management arrangements in the ordinary course of business;

(vi)    Guaranties of any Indebtedness permitted hereunder;

(vii)    Indebtedness in respect of intercompany loans permitted under subsection 9.2.10(viii);

(viii)    trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Funded Debt;

(ix)    Indebtedness arising from any Swap Obligations incurred in the ordinary course of business, for bona fide hedging purposes and not for speculation;

(x)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xi)    [Reserved];

(xii)    Indebtedness consisting of insurance premiums accrued but not yet due;

(xiii)    Indebtedness of any Person that becomes a Loan Party or Restricted Subsidiary after the date hereof which was incurred prior to the time such Person becomes a Loan Party or Restricted Subsidiary; provided that (i) such Indebtedness is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party or Restricted Subsidiary, as the case may be and (ii) such Indebtedness shall not be assumed or guaranteed by any other Loan Party or Restricted Subsidiary;

(xiv)    unsecured earn-outs, seller promissory notes and payment obligations in respect of non-competition agreements incurred in connection with any acquisition permitted hereunder; provided that each such earnout, seller note and agreement shall be subordinated to the Obligations on terms reasonably acceptable to Administrative Agent; and

(xv)    other Indebtedness not to exceed $750,000 in the aggregate at any time outstanding.

9.2.3    Affiliate Transactions. Enter into, or be a party to, or permit any Restricted Subsidiary of any Loan Party to enter into or be a party to, any transaction with any Affiliate of any Loan Party or any holder of any Equity Interests of any Loan Party or any Restricted Subsidiary of any Loan Party, including without limitation any management, consulting or similar fees, except:

(i)    in the ordinary course of and pursuant to the reasonable requirements of such Loan Party’s or such Restricted Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Administrative Agent and are no less favorable to such Loan Party or such Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate or holder of Equity Interests of any Loan Party;

(ii)    transactions expressly permitted by this Agreement or any other Loan Document between a Loan Party or any Restricted Subsidiary of a Loan Party and their respective Affiliates; and

(iii)    intercompany Indebtedness expressly permitted hereunder and repayment of intercompany indebtedness expressly permitted hereunder.

9.2.4    Limitation on Liens. Create or suffer to exist, or permit any Restricted Subsidiary of any Loan Party to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i)    Liens at any time granted in favor of Administrative Agent securing the Obligations;

(ii)    [Reserved];

(iii)    Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 9.1.12 hereto, if such Lien would not reasonably be expected to materially adversely affect Administrative Agent’s rights or the priority of Administrative Agent’s Lien on any Collateral;

(iv)    Liens arising in the ordinary course of the business of any Loan Party or any of its Restricted Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Loan Party or any of its Restricted Subsidiaries or materially impair the use thereof in the operation of the business of such Loan Party or any of its Restricted Subsidiaries;

(v)    Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(vi)    such other Liens as appear on Schedule 9.2.4 hereto;

(vii)    Liens incurred or deposits made in the ordinary course of business in connection with (a) worker’s compensation, social security, unemployment insurance and other like laws or (b) sales contracts, leases, statutory obligations, work-in-progress advances and other similar obligations not incurred in connection with Funded Debt;

(viii)    reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Loan Party or one of its Restricted Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Loan Party’s or such Restricted Subsidiary’s business;

(ix)    judgment Liens that do not give rise to an Event of Default under subsection 11.1.14;

(x)    Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of presenting the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(xi)    rights of set-off or customary bankers’ Liens upon deposit account in favor of banks or other depositing institutions; and

(xii)    other Liens securing Indebtedness in an amount not to exceed $750,000 in the aggregate at any time outstanding.

9.2.5     Payments of Certain Debt and Amendments of Certain Agreements.

(i)    Make or permit any Restricted Subsidiary of any Loan Party to make any payment of any part or all of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof; or

(ii)    amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof.

9.2.6    Distributions. Declare or make, or permit any Restricted Subsidiary of any Loan Party to declare or make, any Distributions, except for:

(i)    Distributions by any Restricted Subsidiary of a Loan Party to a Loan Party other than Parent and Holding;

(ii)    Distributions paid solely in Equity Interests of a Loan Party or any of its Restricted Subsidiaries;

(iii)    Distributions by the Loan Parties to Holding in amounts necessary to permit Holding to repurchase Equity Interests of Holding from employees of any Loan Party or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed $250,000 in any fiscal year;

(iv)    Distributions by the Loan Parties to Holding which are used by Holding to pay the Consolidated tax liabilities of the Loan Parties or, if Holding is a pass-through entity for income tax purposes, distributed to the direct and indirect owners of Holding to pay the Consolidated tax liabilities of the Loan Parties which are allocable to such direct or indirect owners;

(v)    Distributions by the Borrowers to Holding or Parent to the extent necessary to permit to Holding or Parent to pay their respective administrative costs and expenses; and

(vi)    other Distributions not provided for in any other clause of this subsection 9.2.6 so long as the Payment Conditions are satisfied at the time such loan or advance is made.

9.2.7    [Reserved]

9.2.8    Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Restricted Subsidiary of any Loan Party to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale-and-leaseback transaction, to or in favor of any Person, except for:

(i)    sales of Inventory in the ordinary course of business;

(ii)    transfers of Property (a) to a Loan Party by (x) a Loan Party (other than by a Borrower to a Loan Party that is not a Borrower, provided that the foregoing shall not limit Distributions permitted by Section 9.2.6 hereof) or (y) a Restricted Subsidiary of a Loan Party (other than by a Borrower to such Restricted Subsidiary, provided that the foregoing shall not limit Distributions permitted by Section 9.2.6 hereof) or (b) to a Borrower by a Borrower;

(iii)    dispositions of Property that is substantially worn, damaged, uneconomic or obsolete;

(iv)    dispositions of Cash Equivalents;

(v)    licenses of Intellectual Property granted in the ordinary course of business;

(vi)    the lapse of immaterial Intellectual Property that is no longer useful to its business;

(vii)    the termination, surrender or sublease of a real estate lease in the ordinary course of business;

(viii)    other dispositions expressly authorized by this Agreement; and

(ix)    so long as no Default or Event of Default exists and is continuing, other dispositions not provided for in any other clause of this subsection 9.2.8 in an amount not to exceed $750,000 in the aggregate during any consecutive twelve-month period.

9.2.9    Equity Interests of Subsidiaries. Permit any of their Restricted Subsidiaries to issue any additional Equity Interests except to a Loan Party or other Restricted Subsidiary of a Loan Party and except for director’s qualifying Equity Interests to the extent required under Applicable Law.

9.2.10    Investments. Make or have, or permit any Restricted Subsidiary of any Loan Party to make or have, any investment in cash or by delivery of Property to any Person, whether by acquisition of Equity Interests, Indebtedness or other obligation or by loan, advance or capital contribution, or otherwise, except:

(i)    investments by a Loan Party (other than a Borrower) in another Loan Party;

(ii)    investments in Cash Equivalents;

(iii)    transactions permitted under subsection 9.2.1 of this Agreement;

(iv)    salary advances, travel expense advances, advances against commissions and other similar advances to employees in the ordinary course of business;

(v)    extensions of trade credit in the ordinary course of business;

(vi)    deposits with financial institutions permitted under this Agreement;

(vii)    prepaid expenses;

(viii)    intercompany loans from (a) a Loan Party to another Loan Party, or (b) any Loan Party to any Subsidiary of Holding that is not a Loan Party, in a net amount as to all such Subsidiaries of Holdings not Loan Parties not to exceed in the aggregate $250,000 at any time after the Closing Date;

(ix)    [Reserved];

(x)    investments existing on the date hereof and listed on Schedule 9.2.10 hereto;

(xi)    deposit accounts maintained in the ordinary course of business in compliance with this Agreement; and

(xii)    [Reserved];

(xiii)    [Reserved]; and

(xiv)    other investments not provided for in any other clause of this subsection 9.2.10 so long as the Payment Conditions are satisfied at the time such investment is made.

9.2.11    Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Holding, the Loan Parties and the Subsidiaries of the Loan Parties.

9.2.12    Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Restricted Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be) in any manner which is adverse to the interests of Administrative Agent or Lenders.

9.2.13    Fiscal Year End. Change, or permit any Restricted Subsidiary of any Loan Party to change, its fiscal year end.

9.2.14    Restrictive Agreements. Become a party to any Restrictive Agreement, except (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 9.2.14; (b) a Restrictive Agreement relating to secured Indebtedness permitted hereunder, if such restrictions apply only to the collateral for such Indebtedness; and (c) customary provisions in leases, Licenses and other contracts restricting assignment thereof.

9.2.15    OFAC. (i) Become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of such Section 2, or (iii) become a Person on the list of

Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

9.2.16    Bill-and-Hold Sales, Etc. Make, or permit any Restricted Subsidiary of any Loan Party to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis.

9.2.17    Conduct of Business. (i) As to any Loan Party other than Holding, engage in any business, other than the business of any Loan Party as conducted on the Closing Date and any business reasonably related, ancillary or complementary to the business in which any Loan Party is engaged on the date hereof and (ii) as to Holding, engage in any trade or business other than acting as a holding company for the Equity Interests of the Loan Parties and any activities reasonably incidental thereto.

9.3    Specific Financial Covenants.

9.3.1    Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than indemnity Obligations for which no claim has been made), the Borrowers covenant that they shall comply with all of the following financial covenants.

(i)    Excess Liquidity. The Borrowers shall not permit at any date (x) prior to the earlier of (1) May 15, 2018 or (2) the election of Borrowers (the “Initial FC Period”), the Excess Liquidity for the Borrowers to be less than $5,000,000, or (y) after the expiration of the Initial FC Period, the Excess Liquidity for the Borrowers to be less than the greater of (a) 10% of the Line Cap or (b) $1,500,000.

(ii)    Fixed Charge Coverage Ratio. As of the last day of each calendar quarter, beginning with the first calendar quarter ended immediately before the expiration of the Initial FC Period for which the financial statements have become due pursuant to subsection 9.1.3(iii), Holding shall not permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 for the most recently ended trailing twelve calendar month period.

SECTION 10. CONDITIONS PRECEDENT

10.1    Initial Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agents or any Lender under the other sections of this Agreement, no Lender shall be required to make the Loans, nor shall Issuing Bank be required to issue any Letter of Credit to be made or issued on the Closing Date unless and until each of the following conditions has been and continues to be satisfied or waived by Majority Lenders:

10.1.1    Documentation. Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Administrative Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Administrative Agent and its counsel.

10.1.2    Excess Liquidity. Administrative Agent shall have determined that immediately after Lenders have made the initial Loans and after Administrative Agent has issued or procured the initial Letters of Credit contemplated hereby, and the Loan Parties have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the Closing Date Transactions, and has reserved an amount sufficient to pay all trade payables greater than sixty (60) days past due, Excess Liquidity shall not be less than $7,500,000.

10.1.3    No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the Closing Date Transactions.

10.1.4    [Reserved]

10.1.5    Repayment of Existing Indebtedness. (i) Administrative Agent shall have received evidence that all Indebtedness (including any commitments therefor) not permitted under subsection 9.2.2 shall have been terminated and all outstanding amounts therefor shall have been paid in full pursuant to documentation in form and substance satisfactory to Administrative Agent and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

10.1.6    Material Adverse Effect. As of the Closing Date, since December 31, 2015, there has not been any material adverse change in the business, assets, financial condition, income, performance or operations of any Loan Party and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

10.1.7    UCC Filings and Lien Perfection. Administrative Agent shall have received acknowledgments of all filings, notifications or recordations necessary to perfect its Liens in the Collateral, as well as UCC, intellectual property and other Lien searches and other evidence satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens. Administrative Agent shall have received all possessory collateral required to be delivered to Administrative Agent pursuant to the Loan Documents, duly endorsed in a manner satisfactory to Administrative Agent indicating Administrative Agent’s security interest therein.

10.1.8    Officer’s Certificate. Administrative Agent shall have received a certificate, in form and substance satisfactory to it, from a duly authorized officer of the Loan Parties certifying that (a) each Loan Party is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit to be issued hereunder and the consummation of each other Closing Date Transaction, will be, Solvent; (b) no Default or Event of Default exists or would result after giving effect to the Closing Date Transactions; (c) the representations and warranties set forth in Section 8 are true and correct; and (d) the Loan Parties have complied with all agreements and conditions to be satisfied by them under the Loan Documents.

10.1.9    Resolutions, Organizational Documents, Incumbency Certificate. Administrative Agent shall have received a certificate of a duly authorized officer of each Loan Party, certifying (a) that attached copies of such Loan Party’s Organizational Documents are true and complete, and in full force and effect, without amendment except as shown, (b) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility, and (c) to the title, name and signature of each Person authorized to sign the Loan Documents. Administrative Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing.

10.1.10    Legal Opinion. Administrative Agent shall have received a written opinion of Greenberg Traurig LLP, counsel to the Loan Parties, each in form and substance satisfactory to Administrative Agent.

10.1.11    Good Standing Certificates. Administrative Agent shall have received copies of the charter documents of each Loan Party, certified as appropriate by the Secretary of State or another official of such Loan Party’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Loan Party, issued by the Secretary of State or other appropriate official of (a) such Loan Party’s jurisdiction of organization and (b) each jurisdiction where such Loan Party’s conduct of business or ownership of Property necessitates qualification, except where failure to maintain such qualification could not reasonably be expected to result in a Material Adverse Effect.

10.1.12    Insurance. Administrative Agent shall have received evidence of the insurance and additional insured, lender loss payee and other endorsements required hereunder and under the other Loan Documents, and certificates of such insurance policies and/or endorsements naming Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent.

10.1.13    Due Diligence Financial Statements and Projections. Administrative Agent shall have completed its business, financial and legal due diligence of Loan Parties, including:

(i)    Administrative Agent or its Affiliates shall have conducted a field examination of the Borrowers’ assets, liabilities, cash management systems, books and records, and the results of such field examination shall be reasonably satisfactory to Administrative Agent in all respects; and

(ii)    Administrative Agent shall have received copies of (a) the internally prepared monthly financial statements of Holding and its Subsidiaries on a Consolidated basis for the calendar month ending December 31, 2016, (b) the audited Consolidated financial statements of Holding and its Subsidiaries for the fiscal year ended December 31, 2015, (c) the Projections of Holding and its Subsidiaries (1) on a monthly basis for the fiscal year ending December 31, 2017, and (2) on an annual basis for the fiscal years ending December 31, 2018 through December 31, 2021, and (d) evidence and materials satisfactory to Administrative Agent demonstrating after giving effect to the Closing Date Transactions, pro forma compliance with all covenants of this Agreement.

10.1.14    Payment of Fees. The Loan Parties shall have paid all fees and expenses, including the reasonable and documented fees and expenses of legal counsel, to be paid to Administrative Agent and Lenders on the Closing Date.

10.1.15    Borrowing Base Certificate. Collateral Agent shall have received a Borrowing Base Certificate prepared as of the Closing Date or as of such other date as Collateral Agent may elect.

10.1.16    Third Party Waivers and Consents. Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons (including, without limitation, customs brokers) and Governmental Authorities which Administrative Agent may deem necessary in order to permit, protect and perfect its Lien upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents.

10.1.17    USA PATRIOT Act. The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.1.18    [Reserved]

10.1.19    Perfection Certificate. Administrative Agent shall have received a Questionnaire and Perfection Certificate duly executed by the Loan Parties, in form and substance acceptable to the Agent.

10.2    Conditions Precedent to All Loans and Credit Accommodations. No Lender shall be required to make any Loan, nor shall Issuing Bank be required to issue any Letter of Credit unless and until the following conditions are satisfied:

10.2.1    No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant; and

10.2.2    Representations and Warranties. The representations and warranties of each Loan Party and its Restricted Subsidiaries in the Loan Documents shall be true and correct in all material respects (or, as to any representations and warranties which are subject to a materiality or Material Adverse Effect qualifier, true and correct in all respects) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date or for such changes as provided in Section 8.2).

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1    Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

11.1.1    Payment of Obligations. The Loan Parties shall fail to pay any of the Obligations hereunder or under any Note (i) consisting of principal on the due date thereof or (ii) consisting of interest, fees or any other amount, within five (5) days after the due date thereof (in each instance, whether due at stated maturity, on demand, upon acceleration or otherwise).

11.1.2    Misrepresentations. Any representation, warranty or other statement made or furnished to Administrative Agent or any Lender by or on behalf of any Loan Party in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 8.2 hereof.

11.1.3    Breach of Specific Covenants. Any Loan Party shall fail or neglect to perform, keep or observe any covenant contained in any of the following Sections or subsections: 6.2 (Other Collateral), 6.3 (Lien Perfection; Further Assurances), 7.1.1 (Location of Collateral), 7.1.2 (Insurance of Collateral), 7.2.4 (Maintenance of Blocked Accounts), 7.2.5 (Collection of Accounts; Proceeds of Collateral), 9.1.1 (Visits and Inspections; Lender Meeting), 9.1.3 (Financial Statements), 9.1.4 (Borrowing Base Certificates), 9.1.7 (Projections), 9.1.9 (Deposit and Brokerage Accounts), 9.1.10 (Use of Proceeds), 9.1.13 (Preservation of Existence), 9.1.16 (Post-Closing Covenants), 9.2 (Negative Covenants), or 9.3 (Specific Financial Covenants) hereof on the date that the Loan Parties are required to perform, keep or observe such covenant.

11.1.4    Breach of Other Covenants. The Loan Parties shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) or any other Loan Document and the breach of such other covenant is not cured to Administrative Agent’s satisfaction within thirty (30) days after the sooner to occur of any Loan Party’s receipt of notice of such breach from Administrative Agent or the date on which such failure or neglect first becomes known to any officer of any Loan Party.

11.1.5    Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any agreement, document or instrument to which such Loan Party is a party or by which such Loan Party or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $750,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.

11.1.6    Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $750,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Administrative Agent shall have permitted) by insurance.

11.1.7    Insolvency and Related Proceedings. An Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and such Loan Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Loan Party, the petition is not dismissed within sixty (60) days after filing, or an order for relief is entered in the proceeding.

11.1.8    Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Loan Party which could reasonably be expected to have a Material Adverse Effect; or any Loan Party shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by any Loan Party which loss could reasonably be expected to have a Material Adverse Effect; or any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs which injunction, restraint or other prevention could reasonably be expected to have a Material Adverse Effect; or any material lease or agreement pursuant to which any Loan Party leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation which condemnation or impairment could reasonably be expected to have a Material Adverse Effect.

11.1.9    Change of Control. (a) Any Person, other than Mitchell A. Saltz (or any Person controlled by Mitchell A. Saltz), obtains more than fifty percent (50%) of the Equity Interests in Holding or direct or indirect control of the appointment of the majority of the directors of Holding; (b) Holding ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Parent (other than as a result of a transaction permitted by Section 9.2.1 hereof); (c) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in Quest (other than as a result of a transaction permitted by Section 9.2.1 hereof); (d) Quest ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in any Subsidiary of Quest (other than as a result of a transaction permitted by Section 9.2.1 hereof); (e) a change in the majority of the directors of Holding during any 24 month period, unless approved by the majority of directors serving at the beginning of such period; or (f) the sale or transfer of all or substantially all assets of any Borrower (other than as a result of a transaction permitted by Section 9.2.8 hereof).

11.1.10    ERISA. A Reportable Event shall occur which, in Administrative Agent’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Loan Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Loan Party’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

11.1.11    Challenge to Agreement. Any Loan Party shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Administrative Agent or this Agreement or any of the other Loan Documents, Obligations or perfection or priority of any Lien granted to Administrative Agent shall cease to actually be legal and enforceable (other than as a result of any action or inaction by Administrative Agent or any Lender).

11.1.12    Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof.

11.1.13    Criminal Forfeiture. Any Loan Party shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Loan Party.

11.1.14    Judgments. Any money judgment, writ of attachment or similar process (collectively, “Judgments”) is issued or rendered against any Loan Party, or any of their respective Property (i) in the case of money judgments, in an amount of $750,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within thirty (30) days.

11.1.15    Material Adverse Effect. Any event occurs which reasonably could be expected to have a Material Adverse Effect.

11.2    Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Credit Commitments shall, at the option of Administrative Agent or Majority Lenders, be terminated and/or (ii) Administrative Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Administrative Agent or any Lender, and the Loan Parties shall forthwith pay to Administrative Agent the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 11.1.7 hereof, the Revolving Credit Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Administrative Agent or any Lender.

11.3    Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have and may exercise from time to time the following other rights and remedies:

11.3.1    All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Administrative Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2    The right to take immediate possession of the Collateral, and to (i) require each Loan Party and each of its Restricted Subsidiaries to assemble the Collateral, at the Loan Parties’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on such premises until sold (and if such premises are owned by any Loan Party or Restricted Subsidiary of a Loan Party, the Loan Parties shall not, and shall not permit any of their Restricted Subsidiaries to, charge Administrative Agent for such entry and storage).

11.3.3    The right to sell or otherwise dispose of all or any Collateral in its then current condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Administrative Agent, in its sole discretion, may deem advisable. Administrative Agent may, at Administrative Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. The Loan Parties agree that ten (10) days’ prior written notice of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Administrative Agent may designate in such notice. Administrative Agent shall have the right to conduct such sales on any Loan Party’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Administrative Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral shall be applied in accordance with subsection 4.4.2. If any deficiency shall arise, the Loan Parties shall remain jointly and severally liable to Administrative Agent and Lenders therefor.

11.3.4    Administrative Agent is hereby granted a license or other right to use, without charge, each Loan Party’s and each of its Restricted Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Loan Party’s and each of its Restricted Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Administrative Agent’s benefit.

11.3.5    Administrative Agent may, at its option, require the Loan Parties to deposit with Administrative Agent funds equal to 105% of the LC Amount and, if the Loan Parties fail to promptly make such deposit, Administrative Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Credit Loan. Any such deposit or advance shall be held by Administrative Agent as a reserve to fund future drawings against such Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to the Loan Parties.

11.4    Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by the Loan Parties at any time or from time to time, with prior written consent of Administrative Agent and with reasonably prompt subsequent notice to the Loan Parties (any prior or contemporaneous notice to the Loan Parties being hereby expressly waived) to setoff and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Loan Party or any of its Restricted Subsidiaries (regardless of whether such balances are then due to a Loan Party or its Restricted Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Loan Party or any of its Restricted Subsidiaries, against and on account of any of the Obligations. Except with respect to setoff amounts applied to Product Obligations, any Lender exercising a right to setoff shall, to the extent the amount of any such setoff exceeds its Pro Rata Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Pro Rata Percentages. Each Loan Party agrees, to the fullest extent permitted by law, that any Lender may exercise its right to setoff with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Administrative Agent for the benefit of all Lenders in accordance with the Pro Rata Percentages.

11.5    Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of the Loan Parties contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement or Pledge Agreement given to Administrative Agent or any Lender or contained in any other agreement between any Lender and the Loan Parties or between Administrative Agent and the Loan Parties heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Loan Parties herein contained. The failure or delay of Administrative Agent or any Lender to require strict performance by the Loan Parties of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from the Loan Parties to Administrative Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of the Loan Parties contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by the Loan Parties under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Administrative Agent and directed to the Loan Parties.

SECTION 12. AGENTS

12.1    Authorization and Action. Each Lender hereby appoints and authorizes Administrative Agent and Collateral Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

Each Lender hereby acknowledges that Agents shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, each Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, the Loan Parties. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), each Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), whenever such instruction shall be requested by such Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that each Agent shall be fully justified in failing or refusing to take any action which exposes such Agent to any liability or which is contrary to this Agreement, the other Loan Documents or Applicable Law, unless such Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If any Agent seeks the consent or approval of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, such Agent shall send notice thereof to each Lender and shall notify each Lender at any time that Majority Lenders (or such greater or lesser number of Lenders) have instructed such Agent to act or refrain from acting pursuant hereto.

12.2    Agents’ Reliance, Etc. Neither Agent nor any of its respective Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent and its Related Parties: (i) may treat each Lender party hereto as the holder of Obligations until such Agent receives written notice of the assignment or transfer of such Lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond such Agent’s customary practices in respect of loans in which such Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Loan Parties, to inspect the property (including the books and records) of the Loan Parties, to monitor the financial condition of the Loan Parties or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by such Agent upon the instructions of Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement) pursuant to Section 12.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to

Section 4 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable, e-mail transmission or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless such Agent has actual knowledge of the Event of Default, has received notice from the Loan Parties or the Loan Parties’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

12.3    Citizens and Affiliates. With respect to its commitment hereunder to make Loans, Citizens shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Citizens in its individual capacity as a Lender. Citizens and its Affiliates may lend money to, and generally engage in any kind of business with, the Loan Parties, and any Person who may do business with or own Equity Interests of any Loan Party, all as if Citizens were not an Agent and without any duty to account therefor to any other Lender.

12.4    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. No Agent shall have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding the Loan Parties.

12.5    Indemnification. Lenders agree to indemnify Agents (to the extent not reimbursed by the Loan Parties), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by such Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that such Agent is not reimbursed for such expenses by the Loan Parties. If after payment and distribution of any amount by any Agent to Lenders, any Lender or any other Person, including the Loan Parties, any creditor of any Loan Party, a liquidator, administrator or trustee in bankruptcy, recovers from such Agent any amount found to have been wrongfully paid to such Agent or disbursed by such Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse such Agent for all such amounts. The obligations of Lenders under this Section 12.5 shall survive the payment in full of all Obligations and the termination of this Agreement.

12.6    Rights and Remedies to Be Exercised by Administrative Agent Only. Each Lender agrees that, except as set forth in Section 11.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

12.7    Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies each Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by any Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by any Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Administrative Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (i) upon termination of this Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if the Loan Parties certify to Administrative Agent that the sale or disposition is made in compliance with subsection 9.2.8 hereof (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Loan Party owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Administrative Agent at the direction of all Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. No Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to each Agent in this Section 12.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given each

Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to any Lender.

12.8    Resignation of Agent; Appointment of Successor. Each Agent may resign as Administrative Agent or Collateral Agent by giving not less than thirty (30) days’ prior written notice to Lenders and the Loan Parties. If Administrative Agent shall resign under this Agreement, then, (i) subject to the consent of the Loan Parties (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor Administrative Agent for Lenders or (ii) if a successor Administrative Agent shall not be so appointed and approved within the thirty (30) day period following Administrative Agent’s notice to Lenders and the Loan Parties of its resignation, then Administrative Agent shall appoint a successor agent who shall serve as Administrative Agent until such time as Majority Lenders appoint a successor agent, subject to the Loan Parties’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Administrative Agent and the term “Administrative Agent” shall mean such successor effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. If Collateral Agent shall resign under this Agreement, then Administrative Agent shall assume the rights, powers and duties of Collateral Agent hereunder; provided, that, Administrative Agent may, in its discretion, appoint another Lender as the successor Collateral Agent, in which case such successor Collateral Agent shall assume the rights, powers and duties of Collateral Agent hereunder. After the resignation of any Agent hereunder, the provisions of this Section 12 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

12.9    Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:

(i)    is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of such Agent;

(ii)    expressly agrees and acknowledges that Agents (i) do not make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;

(iii)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records as well as on representations of the Loan Parties’ personnel;

(iv)    agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 13.14; and

(v)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (a) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Loan Parties, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, any loan or other obligation of the Loan Parties; and (b) to pay and protect, and indemnify, defend and hold each Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.10    Administrative Agent’s Right to Purchase Commitments. Administrative Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Administrative Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

SECTION 13. MISCELLANEOUS

13.1    Power of Attorney. Each Loan Party hereby irrevocably designates, makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 13.1, and Administrative Agent, or Administrative Agent’s agent, may, without notice to any Loan Party and in any Loan Party’s or Administrative Agent’s name, but at the cost and expense of the Loan Parties:

13.1.1    At such time or times as Administrative Agent or such agent, in its sole discretion, may determine, endorse any Loan Party’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Administrative Agent or under Administrative Agent’s control.

13.1.2    At such time or times upon or after the occurrence and during the continuance of an Event of Default, as Administrative Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Loan Party’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Administrative Agent deems advisable, and at Administrative Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Loan Party’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Loan Party and notify postal authorities to change the address for delivery thereof to such address as Administrative Agent may designate; (vii) endorse the name of any Loan Party upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Administrative Agent on account of the Obligations; (viii) endorse the name of any Loan Party upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Loan Party’s stationery and sign the name of any Loan Party to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Administrative Agent’s determination, to fulfill any Loan Party’s obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

13.2    Indemnity. Each Loan Party hereby agrees to indemnify each Agent, Issuing Bank and each Lender and their respective Related Parties (each an “Indemnified Person”) and hold each Indemnified Person harmless from and against any liability, loss, damage, suit, action, claim, expense or proceeding ever suffered or incurred by any such Indemnified Person (including reasonable attorneys’ fees and legal expenses) arising out of or relating to this Agreement, the other Loan Documents, the Collateral, the Loan Parties’ use of the proceeds of the Loans or the Revolving Credit Commitments, or the Loan Parties’ failure to observe, perform or discharge their duties hereunder, except those found by a final, non-appealable judgment of a court of competent jurisdiction to be resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Person. Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnified Person by any Person under any Environmental Laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of the Loan Parties under this Section 13.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

13.3    Amendment and Waivers.

13.3.1    No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by Majority Lenders and the Loan Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall be effective to:

(i)    (a) increase any Lender’s Revolving Credit Commitment or Term Loan Commitment; (b) reduce the principal of, interest on, or fees due in respect to any amount payable hereunder to any Lender; or (c) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder to any Lender, in each case, without the written consent of each Lender directly affected thereby;

(ii)    (a) amend the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (b) except as otherwise expressly permitted herein or in any other Loan Document, release or discharge any Person liable for the performance of any obligations of any Loan Party hereunder or under any of the Loan Documents; (c) amend the definition of the term Majority Lenders; (d) amend this Section 13.3; (e) amend subsection 4.4.2; or (f) except as otherwise expressly permitted herein or in any other Loan Document, release any substantial portion of the Collateral, in each case, without the written consent of each Lender;

(iii)    change any definitions or any other provision in a manner that would alter the nature of the secured position of any Derivative Obligation Provider or its entitlement to a pro rata allocation among Lenders of assets upon termination or acceleration of Obligations, without the written consent of each Lender and Derivative Obligation Provider directly affected thereby; or

(iv)    affect the rights or duties of any Agent, Issuing Bank or Swingline Lender (as applicable) under this Agreement or any other Loan Document, without the written consent of such Agent, Issuing Bank or Swingline Lender (as applicable).

13.3.2    Notwithstanding the foregoing provisions of this Section 13.3:

(i)    no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) of subsection 13.3.1;

(ii)    technical and conforming modifications to the Loan Documents may be made with the consent of the Loan Parties and Administrative Agent to the extent necessary to integrate any Incremental Revolving Credit Commitments in accordance with Section 2.4; and

(iii)    Administrative Agent and the Loan Parties may amend any Loan Document to correct an obvious, immaterial or administrative error or omission, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document if the same is not objected to in writing by Majority Lenders within five (5) Business Days following receipt of notice thereof.

13.3.3    If a fee is to be paid by the Loan Parties in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Administrative Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

13.4    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.5    Right of Sale; Assignment; Participations. This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Loan Party, Administrative Agent and each Lender; provided, however, that, no Loan Party may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Loan Party’s rights, title, interests, remedies, powers and duties hereunder or thereunder. The Loan Parties hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth in this Section 13.5; provided, that no such participation, sale, assignment, transfer or other disposition shall be made to (i) a Defaulting Lender, (ii) any Loan Party or any Subsidiary of a Loan Party, (iii) an Affiliate of a Loan Party or (iv) any direct competitor of any Loan Party or any Subsidiary of a Loan Party.

13.5.1    Sales; Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) each such sale or assignment shall include an equal percentage of the Revolving Credit Commitments and Term Loan Commitments of the assigning Lender, (iv) with respect to each such assignment to a Person that is not a Lender or an Affiliate of a Lender, (a) Administrative Agent, (b) in the case of assignments of Revolving Credit Commitments, Issuing Bank and Swingline Lender, and (c) in the absence of a Default or Event of Default, Borrower Representative shall have consented thereto, such consent not to be unreasonably withheld or delayed, (iv)/(v) the assigning Lender shall pay to Administrative Agent a processing and recordation fee of $3,500; provided, that, Administrative Agent may waive such fee in its discretion, and (vi) Administrative Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Credit Commitments assumed by such other Lender.

13.5.2    Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, except that each Participant shall be entitled to the benefits of Section 3.11 (subject to the requirements and limitations therein, including the requirements of subsection 3.11.3 (it being understood that the documentation required under subsection 3.11.3 shall be delivered to the originating Lender)), subsection 4.1.9 and Section 4.8 to the same extent as if it were a Lender and had acquired its interest by assignment; provided however that such Participant (a) shall be subject to the provisions of subsection 13.5.6 as if it were an assignee and (b) shall not be entitled to receive any greater payment under Section 3.11, subsection 4.1.9 or Section 4.8, with respect to any participation, than its originating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (a) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, its participation interest or (b) extending the final stated maturity of its participation interest or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of its participation interest; provided that the rights described in this subclause (b) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) the Loan Parties and Administrative Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (vii) all amounts payable by the Loan Parties hereunder shall be determined as if the originating Lender had not sold any such participation. Each Lender, acting for this purpose as an agent of Borrowers, shall maintain at its offices a record of each agreement or instrument effecting any participation and a register (each a “Participation Register”) meeting the requirements of 26 C.F.R. §5f.103-1(c) for the recordation in book entry form of the names and addresses of its Participants and their rights with respect to principal amounts (and stated interest) of each Participant’s interest in the Loans from time to time. The entries in each Participation Register shall be conclusive absent manifest error.

13.5.3    Certain Agreements of the Loan Parties. The Loan Parties agree that (i) they will use their best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 13.14 hereof, such Lender may disclose credit information regarding the Loan Parties to any potential Participant or assignee.

13.5.4    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

13.5.5    Register. Administrative Agent, acting for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation in book entry form of the names and addresses of the Lenders, and the commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error. The Register shall be available for inspection by Borrowers, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations for tax purposes and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms of this Agreement. This subsection 13.5.5 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

13.5.6    Replacement of Lenders. If (i) any Lender requests compensation under Section 4.8, or (ii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, or (iii) any Lender, whose consent is required in connection with any proposed amendment, waiver, or consent hereunder that requires the consent of all Lenders or all affected Lenders and as to which the consent of Majority Lenders is obtained, does not consent to such proposed amendment, waiver, or consent, or (iv) any Lender is a Defaulting Lender, then the Loan Parties may, at their sole expense and effort (including any processing and recordation fee required to be paid in accordance with this Section 13.5), upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.5), all of its interests, rights and obligations under this Agreement to an assignee selected by the Loan Parties that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Loan Parties shall have received the prior written consents of Administrative Agent and, in the event of an assignment of Revolving Credit Commitments, Issuing Bank and Swingline Lender, which consents shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal, accrued interest and fees) or the Loan Parties (in the case of all other amounts), (c) in the case of any such assignment resulting pursuant to clause (i) or (ii) above, such assignment will result in a material reduction in such compensation or payments, (d) in the case of any such assignment resulting pursuant to clause (iii) above, all such non-consenting Lenders shall be replaced and, at the time of such replacement, each such new Lender consents to the proposed amendment, waiver, or consent and (e) the assignor under an assignment pursuant to this subsection 13.5.6 need not execute an Assignment and Acceptance Agreement. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Loan Parties to require such assignment and delegation cease to apply.

13.6    Cumulative Effect; Conflict of Terms. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement.

Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

13.7    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Any executed counterpart of this Agreement delivered by fax or as a PDF file contained in an e-mail transmission to the other parties hereto shall constitute an original counterpart of this Agreement.

13.8    Notices and Communications.

13.8.1    Notices. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Administrative Agent:	Citizens Bank, National Association 1215 Superior Avenue Cleveland, Ohio 44144 Attention: Jim Zamborsky Phone: (216) 277-7507 Facsimile: (216) 277-7500

With a copy to:	Holland & Knight 200 Crescent Court, Suite 1600 Dallas, Texas 75201 Attention: Kenneth Vesledahl Phone: (214) 964-9470 Facsimile: (214) 964-9501

(B) If to the Loan Parties:	Quest Resource Management Group, LLC 3481 Plano Parkway The Colony, Texas 75056 Attention: Laurie L. Latham Phone: (972) 464-0011 Facsimile: (866) 492-7478

With a copy to:	Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 Attention: Karl A. Freeburg Phone: (602) 445-8214 Facsimile: (602) 445-8100

(C) If to any Lender, at its address indicated on the administrative detail forms delivered to Administrative Agent,

or to such other address as each party may designate for itself by notice given in accordance with this Section 13.8; provided, however, that any notice, request or demand to or upon Administrative Agent or a Lender pursuant to subsection 4.1.1, 4.1.5 or 5.2.2 hereof shall not be effective until received by Administrative Agent or such Lender.

13.8.2    The Platform. Each Loan Party hereby acknowledges that Administrative Agent will make available to the Lenders and Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Loan Party Materials”) by posting Loan Party Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE LOAN PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE LOAN PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT IN CONNECTION WITH THE LOAN PARTY MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Loan Party’s or Agent’s transmission of the Loan Party Materials through the internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its Related Parties; provided, however, that in no event shall any Agent or any of its Related Parties have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

13.9    Consent. Whenever Administrative Agent’s, Collateral Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Administrative Agent, Collateral Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

13.10    Credit Inquiries. The Loan Parties hereby authorize and permit Administrative Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Loan Party or any of its Subsidiaries.

13.11    Time of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

13.12    Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

13.13    Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any Governmental Authority by reason of such party having or being deemed to have structured or dictated such provision.

13.14    Confidentiality. Each Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 13.14.

13.15    GOVERNING LAW; CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS.

13.15.1    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY APPLICABLE LAW THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

13.15.2    CONSENT TO JURISDICTION, FORUM AND SERVICE OF PROCESS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY LOAN PARTY, ADMINISTRATIVE AGENT OR ANY LENDER, EACH LOAN PARTY HEREBY CONSENTS AND AGREES THAT THE SUPREME COURT OF NEW YORK COUNTY, STATE OF NEW YORK OR, AT ADMINISTRATIVE AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES ON THE ONE HAND AND ADMINISTRATIVE AGENT OR ANY LENDER ON THE OTHER HAND

PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH LOAN PARTY HEREBY WAIVES ANY OBJECTION WHICH ANY LOAN PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE LOAN PARTIES AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF BY A LOAN PARTY OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF ADMINISTRATIVE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

13.16    WAIVERS BY THE LOAN PARTIES. EACH LOAN PARTY WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY ADMINISTRATIVE AGENT OR ANY LENDER ON WHICH THE LOAN PARTIES MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER ADMINISTRATIVE AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO ADMINISTRATIVE AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ADMINISTRATIVE AGENT TO EXERCISE ANY OF ADMINISTRATIVE AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY APPLICABLE LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LOAN PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT’S AND EACH LENDER’S

ENTERING INTO THIS AGREEMENT AND THAT ADMINISTRATIVE AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE LOAN PARTIES. EACH LOAN PARTY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.17    Advertisement. The Loan Parties hereby authorize Administrative Agent to publish the name and logo of any Loan Party and the amount and transaction details of the credit facility provided hereunder in any “tombstone” or comparable advertisement or other marketing materials which Administrative Agent elects to publish. Upon request of the Administrative Agent, the Loan Parties shall execute and deliver a release form in the form of Exhibit 13.17 hereto.

13.18    Patriot Act Notice. Administrative Agent and Lenders hereby notify the Loan Parties that pursuant to the requirements of the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding any Loan Party’s management and owners, such as legal name, address, social security number and date of birth.

SECTION 14. CROSS-GUARANTY BY BORROWERS.

14.1    Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent and Lenders by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 14 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 14 shall be absolute and unconditional, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce this Agreement (including this Section 14) or any other Loan Document or the waiver or consent by Administrative Agent and Lenders with respect to any of the provisions thereof; (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent and Lenders in respect thereof (including the release of any such security); (iv) the insolvency of any Loan Party; or (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

14.2    Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower, Administrative Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 14 and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

14.3    Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 14 are for the benefit of Administrative Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Administrative Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

14.4    Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 14.7, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 14, and that Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 14.4.

14.5    Election of Remedies. If Administrative Agent or any Lender may, under Applicable Law, proceed to realize its benefits under any of the Loan Documents giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 14. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Administrative Agent or such Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

14.6    Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 14 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under any other provision of this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and (ii) the amount that could be claimed by Administrative Agent and Lenders from such Borrower under this Section 14 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 14.7.

14.7    Contribution with Respect to Guaranty Obligations.

14.7.1    To the extent that any Borrower shall make a payment under this Section 14 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Borrower as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Credit Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

14.7.2    As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 14 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

14.7.3    This Section 14.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 14.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 14.1. Nothing contained in this Section 14.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

14.7.4    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrowers to which such contribution and indemnification is owing.

14.7.5    The rights of the indemnifying Borrowers against other Loan Parties under this Section 14.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Credit Commitments.

14.8    Liability Cumulative. The liability of Borrowers under this Section 14 is in addition to and shall be cumulative with all liabilities of each Borrower to Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

14.9    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations hereunder or under the Security Documents in respect of Swap Obligations; provided, that each Qualified ECP Guarantor shall only be liable under this Section 14.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.9, or otherwise hereunder or under the Security Documents, voidable under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 14.9 shall remain in full force and effect until the guarantees in respect of Swap Obligations have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 14.9 constitute, and this Section 14.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 15. GUARANTY

15.1    Guaranty of the Obligations. Subject to the provisions of Section 15.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent and Lenders the due and punctual payment in full of all Obligations (other than Excluded Swap Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”).

15.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 15.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 15.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 15.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 15.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 15.2.

15.3    Payment by Guarantors. Subject to Section 15.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Administrative Agent or any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent, for the benefit of itself and the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Agent and Lenders as aforesaid.

15.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

15.4.1    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

15.4.2    Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Borrower and Administrative Agent or any Lender with respect to the existence of such Event of Default;

15.4.3    the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors and whether or not any Borrower is joined in any such action or actions;

15.4.4    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent or any Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

15.4.5    Administrative Agent and/or Lenders, upon such terms as they deem appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Administrative Agent for the benefit of itself and the Lenders in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Administrative Agent may have against any such security, in each case as Administrative Agent in its discretion may determine consistent herewith or any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

15.4.6    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though Administrative Agent or Lenders might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) Administrative Agent’s or Lenders’ consent to the change, reorganization or termination of the corporate structure or existence of any Borrower and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Borrower may allege or assert against Administrative Agent or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

15.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Administrative Agent and each Lender: (a) any right to require Administrative Agent or any

Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account, securities account or commodities account or credit on the books of Administrative Agent or any Lender in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of Administrative Agent or any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Administrative Agent’s or any Lender’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 15.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

15.6    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that Administrative Agent or any Lender now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by Administrative Agent or any Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the

Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 15.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Administrative Agent or any Lender may have against any Borrower, to all right, title and interest Administrative Agent or Lender may have in any such collateral or security, and to any right Administrative Agent or any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

15.7    Subordination of Other Obligations. Any indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent and Lenders and shall forthwith be paid over to Administrative Agent to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

15.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitment shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

15.9    Authority of Guarantors or Borrowers. It is not necessary for Administrative Agent or any Lender to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

15.10    Financial Condition of Borrowers. Any Loan may be made to Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. Neither Administrative Agent nor any Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from each Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of Administrative Agent or any

Lender to disclose any matter, fact or thing relating to the business, operations or conditions of any Borrower now known or hereafter known by Administrative Agent or any Lender.

15.11    Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor.

15.11.1    The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

15.11.2    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 15.11.1 above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Administrative Agent and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent and Lenders, or allow the claim of Administrative Agent and Lenders in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

15.11.3    In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

(Signature Page Follows)

(Signature Page to Loan, Security and Guaranty Agreement)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS:	QUEST RESOURCE MANAGEMENT GROUP, LLC

	By:	/s/ Laurie L. Latham
		Name:	Laurie L. Latham
		Title:	Chief Financial Officer, Secretary, and Treasurer

LANDFILL DIVERSION INNOVATIONS, L.L.C.

	By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Chief Financial Officer, Secretary, and Treasurer

GUARANTORS:	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
		Name:	Laurie L. Latham
		Title:	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

EARTH911, INC.

	By:	/s/ Laurie L. Latham
		Name:	Laurie L. Latham
		Title:	Chief Financial Officer, Secretary, and Treasurer

[Signature Page to Loan, Security and Guaranty Agreement]

CITIZENS BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Brian Baker
Name: Brian Baker
Title: Senior Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Brian Baker
Name: Brian Baker
Title: Senior Vice President

[Signature Page to Loan, Security and Guaranty Agreement]

EXHIBIT 2.1

FORM OF REVOLVING CREDIT NOTE

$20,000,000.00	February 24, 2017

FOR VALUE RECEIVED, the undersigned (hereinafter “Borrowers”), hereby, jointly and severally, PROMISE TO PAY to Citizens Bank, National Association, (“Lender”), or its registered assigns, at the principal office of Citizens Bank, National Association, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of Twenty Million and no/100ths Dollars ($20,000,000.00), or such lesser principal amount as may be outstanding pursuant to the Loan and Security Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal balance outstanding from time to time.

This Note is one of the Revolving Credit Notes referred to in, and issued pursuant to, that certain Loan, Security and Guaranty Agreement dated as of February 24, 2017, by and among Borrowers, the other Loan Parties party thereto, the lender signatories thereto (including Lender) and Citizens Bank, National Association, a New York corporation, as Administrative Agent for such lenders (as hereinafter amended from time to time, the “Loan and Security Agreement”), and is entitled to all of the benefits and security of the Loan and Security Agreement. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan and Security Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan and Security Agreement.

Upon the occurrence and during the continuation of an Event of Default, this Note shall or may, as provided in the Loan and Security Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan and Security Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

Exhibit 2.1 - Page 1

This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of New York.

BORROWERS:	QUEST RESOURCE MANAGEMENT GROUP, LLC

By:
Name:
Title:

LANDFILL DIVERSION INNOVATIONS, L.L.C.

By:
Name:
Title:

Exhibit 2.1 - Page 2

EXHIBIT 2.3

FORM OF TERM LOAN NOTE

$2,000,000.00	February 24, 2017

FOR VALUE RECEIVED, the undersigned (hereinafter “Borrowers”), hereby, jointly and severally, PROMISE TO PAY to Citizen Bank, National Association (hereinafter “Lender”), or its registered assigns at the office of Citizens Bank, National Association, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States, in immediately available funds, at the time of payment, the principal sum of Two Million and no/100ths Dollars ($2,000,000.00), or such lesser principal amount as may be outstanding pursuant to the Loan and Security Agreement (as hereinafter defined) with respect to the Term Loan, together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.

This Note is one of the Term Loan Notes referred to in, and is issued pursuant to, that certain Loan, Security and Guaranty Agreement dated as of February 24, 2017, by and among Borrowers, the other Loan Parties party thereto the lender signatories thereto (including Lender) and Citizens Bank, National Association, a New York corporation, as Administrative Agent for such lenders (as hereinafter amended from time to time, the “Loan and Security Agreement”), and is entitled to all of the benefits and security of the Loan and Security Agreement. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan and Security Agreement.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan and Security Agreement and is subject to prepayment as provided in the Loan and Security Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan and Security Agreement.

Upon the occurrence and during the continuation of an Event of Default, this Note shall or may, as provided in the Loan and Security Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan and Security Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Exhibit 2.3 - Page 1

BORROWERS:	QUEST RESOURCE MANAGEMENT GROUP, LLC

By:
Name:
Title:

LANDFILL DIVERSION INNOVATIONS, L.L.C.

By:
Name:
Title:

Exhibit 2.3 - Page 2

EXHIBIT 3.11

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Loan, Security and Guaranty Agreement, dated as of February 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Quest Resource Management Group, LLC and Landfill Diversion Innovations, L.L.C, as Borrowers, the other Loan Parties party thereto, the Lenders from time to time party thereto, and Citizens Bank, National Association, as Administrative Agent.

(For Foreign Lenders and Participants that are not treated as partnerships for U.S. federal income tax purposes, insert the next two paragraphs)

Pursuant to the provisions of subsection 3.11.3 of the Loan and Security Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of [the Loan(s) (as well as any Note(s) evidencing such Loan(s)) / the participation] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished [Administrative Agent and Borrowers / its originating Lender] with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [Administrative Agent and Borrowers / such Lender], and (2) the undersigned shall have at all times furnished [Administrative Agent and Borrowers / such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

(For Foreign Lenders and Participants that are treated as partnerships for U.S. federal income tax purposes, insert the next two paragraphs)

Pursuant to the provisions of subsection 3.11.3 of the Loan and Security Agreement, the undersigned hereby certifies that (i) it is the sole record owner of [the Loan(s) (as well as any Note(s) evidencing such Loan(s)) / the participation] in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s)) / participation], (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in

Exhibit 3.11 - Page 1

connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished [Administrative Agent and Borrowers / its originating Lender] with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [Administrative Agent and Borrowers / such Lender], and (2) the undersigned shall have at all times furnished [Administrative Agent and Borrowers / such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan and Security Agreement and used herein shall have the meanings given to them in the Loan and Security Agreement.

[NAME OF LENDER / PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

Exhibit 3.11 - Page 2

EXHIBIT 9.1.3

FORM OF COMPLIANCE CERTIFICATE

[                                         ]

                    ,

Citizens Bank, National Association

[Address]

Reference is hereby made to the Loan, Security and Guaranty Agreement, dated as of February 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Quest Resource Management Group, LLC and Landfill Diversion Innovations, L.L.C, as Borrowers, the other Loan Parties party thereto, the Lenders from time to time party thereto, and Citizens Bank, National Association, as Administrative Agent. Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan and Security Agreement.

1.    Based upon my review of the balance sheets and statements of income of Holding and its Subsidiaries for the [annual/fiscal] period ending                     ,     , copies of which are attached hereto, I hereby certify in my capacity as an officer of Holding that Loan Parties are in compliance with the covenants set forth in subsection 9.3.1 of the Loan and Security Agreement. Calculations with reasonable detail with respect to each of such covenants are also attached hereto.

2.    No Default exists on the date hereof, other than:                                                                                                                                                                                                                          [if none, so state]; and

3.    No Event of Default exists on the date hereof, other than                                                                                                                                                                                                                    [if none, so state].

Very truly yours,

Quest Resource Holding Corporation

Name:
Title:

Exhibit 9.1.3 - Page 1

EXHIBIT 9.1.4

FORM OF BORROWING BASE CERTIFICATE

Citizens Bank, National Association,

as Administrative Agent

[Address]

                         , 20

Ladies and Gentlemen:

Reference is hereby made to the Loan, Security and Guaranty Agreement, dated as of February 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Quest Resource Management Group, LLC and Landfill Diversion Innovations, L.L.C, as Borrowers, the other Loan Parties party thereto, the Lenders from time to time party thereto, and Citizens Bank, National Association, as Administrative Agent. Capitalized terms used in this Borrowing Base Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan and Security Agreement.

In accordance with subsection 9.1.4 of the Loan and Security Agreement, Borrower Representative, on behalf of each of the Loan Parties, hereby certifies that: (i) the information set forth in this Borrowing Base Certificate and the Borrowing Base calculations set forth on the schedule hereto are true and correct and (ii) this Borrowing Base Certificate and the schedule hereto have been prepared in accordance with the applicable provisions of the Loan and Security Agreement.

[Signature Page Follows]

QUEST RESOURCE MANAGEMENT GROUP, LLC

By:

Name:

Title:

[Signature Page to Borrowing Base Certificate]

Schedule to Borrowing Base Certificate

(see attached)

EXHIBIT 13.5

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement (defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan and Security Agreement, as of the Effective Date, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan and Security Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Loan and Security Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrowers: Quest Resource Management Group, LLC and Landfill Diversion Innovations, L.L.C

4.	Administrative Agent: Citizens Bank, National Association

5.

Loan and Security Agreement: The Loan, Security and Guaranty Agreement, dated as of February 24, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among Borrowers, the

Exhibit 13.5 – Page 1

other Loan Parties party thereto, the Lenders from time to time party thereto, and Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/ Loans for all Lenders	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans[1]
Term Loan	$	$	%
Revolving Credit Commitment	$	$	%

7.	Effective Date: , 20

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit 13.5 – Page 2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit 13.5 – Page 3

Consented to and Accepted:

[NAME OF BORROWER REPRESENTATIVE]2

By:
Name:
Title:

[CITIZENS BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender]3

By:
Name:
Title:

[CITIZENS BANK, NATIONAL ASSOCIATION,

as Issuing Bank]4

By:
Name:
Title:

[2]	To be completed to the extent consent is required under Section 13.5.
[3]	To be completed to the extent consent is required under Section 13.5.
[4]	To be completed to the extent consent is required under Section 13.5.

Exhibit 13.5 – Page 4

ANNEX 1 to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan and Security Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrowers, any other Loan Party or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Borrowers, any other Loan Party or any other person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Loan and Security Agreement, (ii) it meets all requirements for a permitted assignee under the Loan and Security Agreement (subject to receipt of such consents as may be required under the Loan and Security Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan and Security Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan and Security Agreement, and has received, or has been accorded the opportunity to receive, copies of the most recent financial statements delivered pursuant to subsection 8.1.9 or 9.1.3 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it has duly completed such administrative detail forms as Administrative Agent shall have requested, unless it is already a Lender under the Loan and Security Agreement, (viii) it is not a Borrower, Loan Party or any Subsidiary or Affiliate of a Loan Party or a direct competitor of any Borrower, Loan Party or any Subsidiary of a Loan Party, (ix) it has delivered to Borrowers and Administrative Agent any documentation required to be delivered by it pursuant to subsection 3.11.3 of the Loan and Security Agreement, duly completed and executed by the Assignee and (x) it is not a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance on Administrative

Annex I to Exhibit 13.5 – Page 1

Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

Annex I to Exhibit 13.5 – Page 2

EXHIBIT 13.17

RELEASE FORM -

CORPORATE NAME/LOGO REUSE

I give Citizens Bank, National Association approval to use my company’s name logo and transaction details in its marketing materials.

Name:

Title:

Company Name:

Date:

Exhibit 13.17